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                                                                     Exhibit 2.1

                            STOCK PURCHASE AGREEMENT

                                  by and among

                                WG APPAREL, INC.

                             a Delaware corporation

                              Willcox & Gibbs, Inc.

                             a Delaware corporation

                                       and

                          MACPHERSON MEISTERGRAM, INC.

                          a North Carolina corporation

                       GEOFFREY E. MACPHERSON CANADA, INC.

                              a Ontario Corporation

                               NEIL A. MACPHERSON

                               BRIDGET MACPHERSON

        BRIDGET MACPHERSON AS TRUSTEE UNDER THE MARK EDWARD MACPHERSON
                     TRUST AGREEMENT DATED FEBRUARY 1, 1982

          OUIDA B. BROWN AS TRUSTEE UNDER THE MARK EDWARD MACPHERSON
                                   TRUST NO. 2

           BRIDGET M. MACPHERSON AS TRUSTEE UNDER THE KATHERINE EMMA
               MACPHERSON TRUST AGREEMENT DATED FEBRUARY 1, 1982

          OUIDA B. BROWN AS TRUSTEE UNDER THE KATHERINE EMMA MACPHERSON
                                  TRUST NO. 2.

         NEIL A. MACPHERSON AS TRUSTEE UNDER THE NICHOLAS IAN MACPHERSON
                                 TRUST AGREEMENT

                          Dated as of November 27, 1996
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                                TABLE OF CONTENTS

ARTICLE                                                                   PAGE
-------                                                                   ----

1     DEFINITIONS..........................................................  2

2     PURCHASE AND SALE OF THE COMPANY SHARES; PURCHASE

      PRICE................................................................  2

      2.1     Sale and Purchase of the Company Shares......................  2
      2.2     Purchase Price for Company and GEMC..........................  2
      2.3     Payment of Transfer Taxes and Other Charges..................  3

3     REPRESENTATIONS AND WARRANTIES OF THE COMPANY, GEMC AND
      SELLERS..............................................................  3

      3.1     Organization, Standing and Power.............................  3
      3.2     Capital Structure............................................  3
      3.3     Stock Ownership..............................................  4
      3.4     Certificate of Incorporation and By-Laws.....................  4
      3.5     Financial Statements and Books and Records...................  4
      3.6     No Undisclosed Liability.....................................  5
      3.7     Tax Matters..................................................  5
      3.8     Authority to Execute and Perform Agreement; No
              Breach.......................................................  6
      3.9     Compliance with Law..........................................  7
      3.10    Litigation...................................................  8
      3.11    Contracts....................................................  8
      3.12    Title to Property; Encumbrances.............................. 10
      3.13    Environmental, Health and Safety Matters..................... 11
      3.14    Interest of Officers......................................... 12
      3.15    Intangible Property.......................................... 12
      3.16    Employee Benefit Plans....................................... 12
      3.17    Employees and Employee Relations............................. 15
      3.18    Insurance.................................................... 16
      3.19    Inventory.................................................... 16
      3.20    No Defaults.................................................. 17
      3.21    Accounts Receivable.......................................... 17
      3.22    Absence of Certain Changes................................... 18
      3.23    Restrictions on Business Activities.......................... 20
      3.24    Bank Accounts................................................ 20
      3.25    Customers and Suppliers...................................... 20
      3.26    Certain Business Practices................................... 21
      3.27    Related Party Transaction.................................... 21
      3.28    Brokers and Finders.......................................... 21
      3.29    Orders, Commitments and Returns.............................. 21
      3.30    Conversion to C Corp......................................... 22
      3.31    C Corp. Conversion Liability................................. 22
      3.32    Subsidiaries and Affiliates.................................. 22


                                      - i -
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                           TABLE OF CONTENTS (Cont'd.)

ARTICLE                                                                   PAGE
-------                                                                   ----

      3.33    Machinery and Equipment...................................... 22
      3.34    Computer Software............................................ 22

4     ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE
      STOCKHOLDERS......................................................... 23

      4.1     Title to Securities.......................................... 23
      4.2     Absence of Violations or Conflicts........................... 23
      4.3     Absence of Claims Against the Company and GEMC............... 23
      4.4     Litigation................................................... 23

5     REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT................... 23

      5.1     Organization:  Standing and Power............................ 23
      5.2     Authority.................................................... 24
      5.3     Litigation................................................... 24
      5.4     Brokers and Finders.......................................... 25

6     COVENANTS............................................................ 25

      6.1     Conduct of Business of the Company and GEMC.................. 25
      6.2     Due Diligence................................................ 27
      6.3     Exclusivity:  Acquisition Proposals.......................... 28
      6.4     Breach of Representations, Warranties and
              Covenants.................................................... 28
      6.5     Consents..................................................... 29
      6.6     All Reasonable Efforts....................................... 29
      6.7     Public Announcements......................................... 29
      6.8     Expenses..................................................... 29
      6.9     Confidentiality.............................................. 30
      6.10    Account Collections.......................................... 30
      6.11    Audited Financial Statements................................. 30
      6.12    Maintenance of Insurance Policies............................ 31
      6.13    Cooperation.................................................. 31
      6.14    Covenant Not to Compete...................................... 31
      6.15    Post-Closing Cooperation..................................... 32
      6.16    Certain Taxes................................................ 32
      6.17    Section 338(h)(10) Election.................................. 32
      6.18    Hart-Scott-Rodino Act........................................ 33
      6.19    Termination of the Phantom Stock Plan........................ 34
      6.20    Monthly Financial Statements................................. 34
      6.21    Landlord Consent............................................. 34
      6.22    Lease Extension.............................................. 34
      6.23    Cooperation with Rule 144A Financing......................... 34
      6.24    Parent Guarantee............................................. 35


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                           TABLE OF CONTENTS (Cont'd.)

ARTICLE                                                                   PAGE
-------                                                                   ----

      6.25    ELC Acquisition Agreement.................................... 35
      6.26    Payment of Loans............................................. 35

7     CONDITIONS PRECEDENT TO THE CLOSING.................................. 35

      7.1     Conditions of Obligations of Buyer........................... 35
      7.2     Conditions of Obligation of the Sellers, Company
              and GEMC..................................................... 38

8     THE CLOSING.......................................................... 40

      8.1     The Closing.................................................. 40
      8.2     Closing Deliveries by the Company, GEMC and
              Sellers...................................................... 40
      8.3     Closing Deliveries by Buyer and Parent....................... 41

9     DEFAULT; REMEDIES.................................................... 42

      9.1     Sellers/Company Breach....................................... 42
      9.2     Buyer/WG, Inc. Breach........................................ 42
      9.3     Jurisdiction................................................. 42

10    TERMINATION.......................................................... 43

      10.1    Termination.................................................. 43
      10.2    Liability for Termination.................................... 44
      10.3    Termination Liability........................................ 44
      10.4    Authorization................................................ 44
      10.5    Employees.................................................... 44
      10.6    Survival of Certain Provisions............................... 44

11    INDEMNIFICATION...................................................... 45

      11.1    Indemnification by the Sellers............................... 45
      11.2    Conditions of Indemnification by the Sellers................. 45
      11.3    Obligation of Buyer and Parent to Indemnify.................. 46
      11.4    Limitations on Indemnification............................... 47
      11.5    Escrow for Indemnity......................................... 47
      11.6    Arbitration of Indemnity Disputes............................ 48
      11.7    Indemnity Limitations Periods................................ 48

12    GENERAL PROVISIONS................................................... 49

      12.1    Amendment.................................................... 49
      12.2    Extension:  Waiver........................................... 49
      12.3    Notices...................................................... 49


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                           TABLE OF CONTENTS (Cont'd.)

ARTICLE                                                                   PAGE
-------                                                                   ----

      12.4    Interpretation............................................... 50
      12.5    Entire Agreement............................................. 50
      12.6    No Transfer.................................................. 50
      12.7    Severability................................................. 50
      12.8    Other Remedies............................................... 51
      12.9    Further Assurances........................................... 51
      12.10   Variations in Pronouns....................................... 51
      12.11   Counterparts................................................. 51


                                     - iv -
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                            STOCK PURCHASE AGREEMENT

      STOCK PURCHASE AGREEMENT ("Agreement") dated as of November 27, 1996, by and among WG APPAREL, INC., a Delaware corporation ("Buyer"), WILLCOX & GIBBS, INC., a Delaware corporation ("Parent"), MACPHERSON MEISTERGRAM, INC., a North Carolina corporation (the "Company"), GEOFFREY E. MACPHERSON CANADA, INC., an Ontario corporation ("GEMC"), and all of the stockholders of the Company, namely Neil A. Macpherson ("Macpherson"), Bridget Macpherson, Bridget M. Macpherson as Trustee Under the Mark Edward Macpherson Trust Agreement Dated February 1, 1982, Ouida B. Brown as Trustee Under The Mark Edward Macpherson Trust No. 2, Bridget
M. Macpherson as Trustee Under the Katherine Emma Macpherson Trust Agreement Dated February 1, 1982, Ouida B. Brown as Trustee under the Katherine Emma Macpherson Trust No. 2, Neil A. Macpherson as Trustee Under the Nicholas Ian Macpherson Trust Agreement Dated March 18, 1983, and Ouida B. Brown as Trustee Under the Nicholas Ian Macpherson Trust No. 2. (Macpherson and the other stockholders of the Company sometimes referred to individually as a "Seller" or collectively as "Sellers").

                                    Recitals

      WHEREAS, Sellers own an aggregate of 11,119.36 shares of common stock, $1.00 par value per share, of Company (referred to collectively as the "Company Shares") constituting 100% of the issued and outstanding shares of capital stock of Company; and

      WHEREAS, Buyer desires to acquire from the Sellers and each Seller desires to sell to Buyer, the number of Company Shares set forth opposite the name of the respective Sellers on Exhibit A hereto, on the terms and subject to the conditions set forth in this Agreement; and

      WHEREAS, Macpherson and Company own an aggregate of 1,000 shares of common stock, without par value of GEMC (referred to collectively as the "GEMC Shares") constituting 100% of the issued and outstanding shares of capital stock of GEMC; and

      WHEREAS, Buyer desires to acquire from Macpherson and Macpherson desires to sell to Buyer, the number of GEMC Shares set forth opposite Macpherson's name on Exhibit A hereto, on the terms and subject to the conditions set forth in this Agreement; and

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

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                                    ARTICLE 1

                                   DEFINITIONS

      "Applicable Law" means any and all United States and Canada federal, provincial, state, municipal or local laws, statutes, regulations, ordinances, and authorizations by any Governmental Authority.

      "GAAP" shall mean United States generally accepted accounting principles, applied on a consistent basis.

      "Governmental Authority" means any nation or government, any province, state or other political subdivision thereof.

      "Hart-Scott-Rodino Act" means collectively the Hart-Scott-
Rodino Antitrust Improvements Act of 1976, 15 U.S.C. ss. 18(a) and all regulations promulgated with respect thereto.

      "Knowledge of" or "to the best knowledge of" means with respect to an individual, the actual knowledge of the party, and, with respect to a corporation, the actual knowledge of the officers and directors of the corporation, as to the existence or absence of facts that are the subject of such representations and warranties without any independent inquiry or investigation.

      "Material Adverse Change" or "Material Adverse Effect" means with respect to an entity, a change in the condition (financial or otherwise), properties, assets, liabilities, business, operations or prospects of such entity that is material and adverse to such entity.

                                    ARTICLE 2

                    PURCHASE AND SALE OF THE COMPANY SHARES;
                                 PURCHASE PRICE

      2.1 Sale and Purchase of the Company Shares. On the terms and subject to the conditions set forth in this Agreement, the Sellers and Company (sometimes collectively referred to as the "Stockholders") agree that, on the Closing Date (as hereinafter defined), they will sell, assign and transfer to Buyer and Buyer agrees to purchase from Stockholders for the Purchase Price defined in Section
2.2 below, the Company Shares and the GEMC Shares owned by Macpherson.

      2.2 Purchase Price for Company and GEMC. In consideration of the transfer to Buyer of the Company Shares and the GEMC Shares owned by Macpherson, Sellers shall receive from Buyer, Twenty Four Million Dollars ($24,000,000.00) as the purchase price for the

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Company Shares and the GEMC Shares owned by Macpherson (the "Purchase Price"), by wire transfer or immediately available funds.

      2.3 Payment of Transfer Taxes and Other Charges. Sellers shall pay all stock transfer tax fees for the Company Shares and the GEMC Shares, stamp taxes, value added taxes, recording taxes and fees and related expenses, transfer taxes and other similar taxes and fees, including all interest and penalties, if any, owed by Stockholders directly relating to the transactions contemplated by this Agreement ("Transfer Taxes"). Company and GEMC shall be responsible for all sales taxes for the transactions contemplated by this Agreement. Buyer and Stockholders shall cooperate in timely preparing and delivering to the other party or parties for filing any forms or other documents, required in order to reduce the amount of, or exempt the transactions contemplated by this Agreement from the imposition of Transfer Taxes, if applicable.

                                    ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY,
                                GEMC AND SELLERS

      The Company, GEMC and Sellers represent and warrant jointly and severally to Buyer as follows:

      3.1 Organization, Standing and Power. The Company and GEMC are corporations duly organized, validly existing and authorized to transact business under the laws of the state of North Carolina and Ontario, Canada, respectively, and have all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on their business as now being conducted. The Company and GEMC are duly qualified or licensed to do business as a foreign corporation where required, and are in good standing, in every jurisdiction in which the nature of their activities requires such licensing, except in each case for such failures, if any, to be so qualified or licensed which would not have a Material Adverse Effect. Each jurisdiction in which the Company and GEMC are qualified or licensed to do business as a foreign corporation is listed on Schedule 3.1.

      3.2   Capital Structure.

            (a) The authorized capital stock of the Company consists of 100,000 shares of common stock, $1.00 par value per share, of which there are 11,119.36 shares issued and outstanding. The authorized capital stock of GEMC consists of 100,000 shares of common stock, without par value of which there are 1,000 shares issued and outstanding. All issued and outstanding shares of capital stock of the Company and GEMC have been duly authorized and validly issued and are fully paid and non-assessable with no personal liability attaching to the ownership thereof and are owned

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beneficially and of record by the Sellers for at least the last twelve (12)
months in the amounts set forth on Exhibit A hereto. There are no outstanding
(i) securities convertible into or exchangeable for any capital stock of the Company or GEMC; (ii) options, warrants, preemptive rights, calls or other rights to purchase or subscribe for any capital stock of the Company or GEMC or securities convertible into or exchangeable for capital stock thereof; or (iii) contracts, commitments, agreements understandings or arrangements of any kind relating to the issuance of any capital stock of the Company or GEMC, any such convertible or exchangeable securities or any such options, warrants, calls or rights. Sellers own 100% of the outstanding capital stock of the Company. Sellers and Company own 100% of the outstanding capital stock of GEMC. Except as set forth on Schedule 3.2 the Company and GEMC does not own or control, or have any ownership interest in or any obligation to acquire an ownership interest, either directly or indirectly, in, nor is it controlled by or under common control with, any other corporation, partnership, joint venture or other entity.

      3.3 Stock Ownership. The Stockholders have good and valid title to the Company Shares and the GEMC Shares to be sold by such Stockholders hereunder, free and clear of any and all liens and at Closing Stockholders will sell, assign and transfer the Company Shares and the GEMC Shares to Buyer free and clear of any and all liens.

      3.4 Certificate of Incorporation and By-Laws. Stockholders have previously furnished Buyer true and complete copies of the (i) Articles of Incorporation of the Company and GEMC as in effect on the date hereof, (ii) By-Laws of the Company and GEMC as in effect on the date hereof, and (iii) minute books of the Company and GEMC (containing records of all meetings and consents in lieu of meetings of its shareholders and Boards of Directors (any committees thereof) since the time of incorporation and accurately reflecting all transactions referred to in such minutes and consents in lieu of meetings). The Company and GEMC are not in violation of any provisions of their Articles of Incorporation or By-Laws, as in effect as of the date hereof.

      3.5 Financial Statements and Books and Records. There have been delivered to Buyer true and correct copies of the audited consolidated balance sheets and the related consolidated statements of income, shareholder's investment and cash flows of the Company and GEMC as are listed on Schedule 3.5 hereto (collectively the "Financial Statements"). The Financial Statements have been prepared and are in accordance with the books and records of the Company and GEMC and such Financial Statements present fairly, in all material respects, the financial position, and related results of operations of the Company and GEMC as of the dates and for the periods referred to therein all of which were prepared in accordance with GAAP. All of the financial books and records of the Company and GEMC completely and fairly record in all material

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respects the Company's and GEMC's financial affairs which should normally be recorded in the financial books and records in accordance with GAAP.

      As of December 31, 1995, the combined equity in the Company and GEMC was $11,374,720 and the Company's and GEMC's combined indebtedness for borrowed money was $4,946,523.

      3.6 No Undisclosed Liability. Except as set forth on Schedule 3.6, the Company and GEMC have no liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) whether as principal, agent, partner, plan fiduciary, co-venturer, guarantor or in any capacity whatsoever of a type that would be required to be accrued or otherwise reflected in financial statements prepared in accordance with GAAP, which are not properly reflected or reserved against in the Financial Statements except for liabilities or obligations which have been incurred in the ordinary course of business since January 1, 1996 in a manner consistent with past practice and which individually or in the aggregate would not have a Material Adverse Effect.

      3.7 Tax Matters.

            (a) Except with respect to Taxes (as defined below) for which adequate reserves are included in the Financial Statements or as otherwise set forth in Schedule 3.7, the Company, GEMC and the Sellers, where applicable, have timely paid all federal, state, county, local and foreign taxes, including, without limitation, income taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll taxes, withholding taxes, property taxes, import duties, and all other taxes, levies and charges of any nature whosoever and however denominated together with all penalties, additions to tax, interest, assessment or other damages imposed thereon with respect to the Company's and GEMC's business (collectively, "Tax" or "Taxes") required to be paid or deposited by the Company, GEMC and/or Sellers through the date hereof. For purposes of this Section 3.7, timely payment shall be deemed to include payment in accordance with any available extensions.

            (b) The Company, GEMC and the Sellers have filed on or before the applicable due date (including extensions) all tax returns, reports or declarations which they are required to file through the date hereof and have timely paid all amounts due thereon, as well as any deficiencies or other additional amounts subsequently assessed by any taxing authority with respect to each such tax return, report or declaration, except with respect to filings with, and payments to, state tax authorities, where the failure to so file or make payments would not have a Material Adverse Effect. All such returns, reports or declarations are true, correct and complete in all material respects. The Company's and GEMC's income tax returns have never been audited.

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            (c) Except as set forth in Schedule 3.7, the Company and GEMC have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency and the assessment of any additional Tax with respect to periods for which returns have been filed is not expected.

            (d) Except as set forth on Schedule 3.7, there are no proposed deficiencies or unresolved claims concerning the Company's, GEMC's or Seller's liability for Taxes. Any proposed deficiency or unresolved claim set forth on
Schedule 3.7 is being contested in good faith by appropriate proceedings for which adequate reserves have been created, maintained and disclosed in writing to Buyer.

            (e) Copies of all federal and state income tax returns (including all attachments and amendments thereto) of the Company and GEMC for all taxable years for which the limitation periods (including any extensions or waivers thereof) applicable to deficiencies have not expired have been delivered to Buyer.

            (f) For the years ending December 31 for 1993 through 1995, inclusive and the partial year 1996 ending on the Closing Date, the Company has elected to be treated as an S-Corporation under the Internal Revenue Code of 1986, as amended (the "Code"), and has made all filings necessary with appropriate federal, state and local governmental taxing or other authorities in order to perfect its status as an S-Corporation and has not been informed by any such taxing authority that such S-Corporation election has not been accepted. Except as set forth on Schedule 3.7, no audit of any tax return of any Seller, Company or GEMC in progress, and each Seller has paid all taxes due and owing by him on account of the Company's income for all periods.

            (g) For the years ending December 31 for 1993 through 1995, inclusive and the partial year 1996 ending on the Closing Date, GEMC has been treated as the equivalent of a United States C-Corporation under the Canadian tax code and has made all filings necessary with appropriate Canadian federal, state and local governmental taxing or other authorities in order to perfect its status for treatment as such and has not been informed by any such taxing authority that such treatment has not been accepted.

            (h) Stockholders are relying exclusively upon the advice and opinions of Stockholders' own legal and financial, advisors as respects the tax implications and consequences of the transactions contemplated by this Agreement and Stockholders acknowledge that Buyer and Buyer's own legal and financial advisors have made no representation to Stockholders as respects same.

      3.8   Authority to Execute and Perform Agreement; No Breach.
The Company, GEMC and each of the Sellers have the full legal right and power and all authority and approvals required to enter into, execute and deliver this Agreement (and each other agreement delivered or to be delivered in connection herewith) and to perform fully its or his or her respective obligations hereunder and thereunder. This Agreement (and each other agreement delivered or to be delivered in connection herewith) has been duly executed and delivered to Buyer by the Company, GEMC and Sellers and, constitutes the valid and binding obligations of the Company, GEMC and each Seller, enforceable against them in accordance with their respective terms. The execution, delivery and the performance of this Agreement (and each other agreement delivered or to be delivered in connection herewith) by the Company, GEMC and Sellers and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof by the Company, GEMC and Sellers will not:

                  (i) violate any provision of the Company's or GEMC's Articles of Incorporation or By-Laws;

                  (ii) except as provided in Schedule 3.8, violate, conflict with or result in the breach of any of the terms of, or constitute (or with notice or lapse of time or both would constitute) a default under, any Contract (as hereinafter defined), Realty Leases (as defined below) or other agreement to which the Company, GEMC or any Seller is a party or by or to which any of its or their respective assets may be bound or subject except where such violation, conflict, breach or default could reasonably be anticipated not to have a Material Adverse Effect;

                (iii) violate any order, judgment, injunction, award or, decree of any Governmental Agency (defined below) by which the Company, GEMC or any Seller, or the securities, assets, properties or business of any of them, is bound or subject; or

                  (iv) violate any statute, law or regulation with respect to subsections (ii), (iii), or (iv) above, except in each case where such violation could reasonably be anticipated not to have a Material Adverse Effect.

      3.9 Compliance with Law. The Company and GEMC are not in violation of any applicable law, rule, regulation, order, judgment, injunction, award or decree, relating to, arising out of or affecting the business or operations of the Company and GEMC, and Company and GEMC are not in violation of any statute, law, rule, regulation, ordinance, or any other requirement of any federal, state, local, regional, municipal or regulatory department, body, commission, agency, board, instrumentality, authority, court or arbitrator having jurisdiction over the Company and GEMC or any of their businesses or properties (collectively, a "Governmental Agency") (including, without limitation, laws relating to the environment), which violation could reasonably be anticipated to have a Material Adverse Effect. Each authorization, license, consent, permit, order and approval of any Governmental Agency over the conduct of the Company's and GEMC's business that is material to the conduct of the Company's and GEMC's business (collectively, the "Permits") are in full force and effect, no material violations are or have been recorded in respect of any Permit and no proceeding is pending to revoke or limit any Permit. Except as set forth on Schedule 3.9, no approval or consent of any person is needed in order that the Permits continue in full force and effect following the consummation of the transactions contemplated by this Agreement.

      3.10 Litigation. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal by which the Company, GEMC or their assets, properties or business of any of them is bound or subject that could reasonably be anticipated to have a Material Adverse Effect. Except as set forth on Schedule 3.10, there are no actions, suits, legal, administrative or arbitral proceedings or inquiries relating to the Company, GEMC or Sellers pending or, to the best of the Company's, GEMC's and Sellers' knowledge threatened (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) against the Company, GEMC or Sellers that could reasonably be anticipated to have a Material Adverse Effect.

      3.11 Contracts. Schedule 3.11 sets forth a true, correct and complete list of all agreements, contracts, understandings, arrangements, obligations, leases or licenses with respect to personal property, franchises, guarantees, commitments and orders (other than purchase orders), whether written or oral between the Company, GEMC and any other party, under or pursuant to which the Company and GEMC are obligated to make cash payments or deliver products or render services with a value greater than $50,000 or having greater than a six
(6) month term or receive cash payments of or receive products or services with a value greater than $50,000 or having greater than a six (6) month term or which are otherwise material to the Company or GEMC (collectively, "Contracts"). Except as disclosed in Schedule 3.11, the Company and GEMC are not a party to or subject to any Contract that meets the following criteria:

            (a) Any union contract or any employment or consulting contract or arrangement written or oral, providing for future compensation, with any director or officer or employee;

            (b) Any distribution agreement, volume purchase agreement or other similar agreement, or joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits with other persons;

            (c) Any lease for real or personal property;

            (d) Except for trade indebtedness incurred in the ordinary course of business, any instrument related in any way to indebtedness incurred for borrowed money;

            (e) Any license agreement, either as licensor or licensee;

            (f) Any contract containing covenants purporting to limit the freedom of the Company or GEMC to compete in any line of business in any geographic area;

            (g) Any agreement of indemnification, except indemnification provided in the ordinary course of business;

            (h) Any agreement, contract or commitment relating to future capital expenditures;

            (i) Any agreement, contract or commitment relating to the disposition by the Company or GEMC of any assets (other than Inventory);

            (j) Any agreement providing for minimum payment or resale obligations, ongoing support or research and development obligations, on the part of the Company or GEMC except arrangements entered into in the ordinary course of business;

            (k) Any agreement for the provision of products or securities to any Governmental Agency; or

            (l) Any material agreement requiring a commitment of the Company or GEMC resources or personnel to market, distribute or license products or technology.

            To the best knowledge of the Company, GEMC and the Sellers, each material agreement, contract, mortgage, indenture, plan, lease, instrument, permit, concession, franchise agreement, license and commitment to which the Company and GEMC are a party or by which, to the best knowledge of the Company, GEMC and the Sellers, they or any of their assets are bound (i) is valid and binding on the Company, GEMC and the other parties thereto, (ii) is in full force any effect, (iii) has not been materially breached by the Company, GEMC or, to the best knowledge of the Company, GEMC and the Sellers, any other party thereto, (iv) contains no material liquidated damages, penalty or similar provision, and a default will not be caused by reason of the transaction contemplated hereby. None of the Company, GEMC or the Sellers have received notice that any party to any such contract, agreement or instrument intends to cancel, withdraw, modify or amend such contract, agreement or arrangement. There have been delivered to Buyer true and complete copies of all the Contracts.

            Except as set forth in Schedule 3.11, no approval or consent of any person is needed in order that the Contracts continue in full force and effect subsequent to the consummation of the transactions contemplated by this Agreement and, upon consummation of such transaction and receipt of such approvals or consents, each of such Contracts will be enforceable in accordance with their respective terms.

      3.12 Title to Property; Encumbrances.

            (a) The Company and GEMC have, and at the Closing will have, good and valid title to their personal property (tangible and intangible) including without limitation, all personal property reflected on, or included in the balance sheet dated as of September 30, 1996 (the "Balance Sheet Date") and all personal property acquired by the Company since the date of the Balance Sheet except for such property sold since such date in the ordinary course of business consistent with past practice, in each case free and clear of all liens except
(i) as set forth on Schedule 3.12(a) hereto, (ii) as disclosed in the September 30, 1996 Financial Statements of the Company, (iii) liens for current taxes not yet due; and (iv) such imperfections of titles, liens and encumbrances as do not detract from the value or interfere with use of the properties of the Company or GEMC or otherwise materially effect the business operations of the Company or GEMC (the "Permitted Liens").

            (b) To the best knowledge of the Company, GEMC and the Sellers, all personal property owned and held by the Company and GEMC pursuant to personal property leases or licenses, taken as a whole, is in good operating condition and repair, subject only to ordinary wear and tear, is not in need of maintenance or repairs which are material in nature or cost and, taken as a whole, is suitable and appropriate for the use thereof made by the Company and GEMC in their business and operations.

            (c) Schedule 3.12(c) describes all real property leased (collectively, the "Realty Leases") by the Company and GEMC and all buildings and other structures located thereon (collectively, the "Real Property"). Each of the Realty Leases is in full force and effect and there exists no material defaults of any party thereunder nor to the best of Company's, GEMC's and Sellers' knowledge, does there exist any circumstances which with the giving of notice or the passage of time would constitute such a default. Except as set forth in Schedule 3.12(c), the Company and GEMC have good and marketable lessee's interest under each lease which it is a party to, each free and clear of all Liens, other than liens for current taxes not yet due, liens listed on
Schedule 3.12(c) and Permitted Liens . Except as described on Schedule 3.12(c), to the best knowledge of the Company, GEMC and the Sellers, all buildings and other structures, and all mechanical systems (including, but not limited to, electrical, plumbing and heating) roof and structural systems and fixtures located thereon or therein or otherwise used by the Company and GEMC in the conduct of its business as presently conducted are in good operating condition and repair, reasonable wear and tear excepted. Such buildings, structures, mechanical systems and structures do not violate in any material respect any zoning regulations or ordinances of the state, city, town or village where the Real Property is located or any applicable statutes, regulations or ordinances and requirements (collectively, "Laws") governing the Real Property, except for violations which could not reasonably be anticipated to have a Material Adverse Effect. Except as set forth on Schedule 3.12(c), no officer or director of the Company, GEMC or any of Sellers has knowledge of any past or present violation, or any past or present use of the Real Property which is likely to result in any violation, or of any pending or threatened action or proceeding alleging any violation, of such Laws, except for violations which would not have a Material Adverse Effect.

            (d) Except as disclosed in Schedule 6.22, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby will not require any landlord consents under the Realty Leases and will not violate, conflict with or result in the breach of any of the terms of or cause a default under any of the Realty Leases.

      3.13 Environmental, Health and Safety Matters. Except as described in
Schedule 3.13, each of the Company and GEMC are in compliance with all federal, state and local laws, ordinances, codes, rules, standards, regulations and orders applicable to worker health and safety; air emissions; water discharges; solid wastes; hazardous materials; drinking water; toxic substances; waste storage, treatment, transportation and disposal or otherwise relating to the environment applicable to its business as presently conducted, except for non-compliance which would not have a Material Adverse Effect; and except as described in Schedule 3.13 there are no violations, citations or claims pending or threatened with respect to any such matters. Except as described in Schedule 3.13, no toxic, hazardous or otherwise regulated substances ("Hazardous Materials") have been disposed of, discharged, buried or deposited in, on or under the ground by or on behalf of the Company or GEMC within the boundaries of a location occupied or formerly occupied by it or elsewhere, in violation of any applicable law, regulation or order (now in effect or in effect at the time of the relevant act); no spills, discharges, or emissions of Hazardous Materials have occurred within the boundaries of any such location occupied, or formerly occupied by the Company or GEMC during the occupancy thereof by the Company, GEMC or a subsidiary thereof in violation of any applicable law, regulation or order (now in effect or in effect at the time of the relevant act); and, except as so described in Schedule 3.13, there are no underground storage tanks or materials containing urea formaldehyde, asbestos or polychlorinated byphenyls or any other Hazardous Materials in or about the two Greensboro, North Carolina Real Properties described on Schedule 3.12(c). Except as so described in Schedule 3.13, the Company, GEMC or the Sellers have not installed or used any underground storage tank and have never installed or purchased for use or used materials containing urea formaldehyde, asbestos or polychorinated byphenyls or any other Hazardous Materials in or about any other location presently or previously utilized by the Company or GEMC.

      3.14 Interest of Officers. Schedule 3.14 sets forth a complete list of the officers and directors of Company and GEMC as of September 30, 1996. None of the officers or directors of Company or GEMC have any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the Company's business, except as set forth on Schedule 3.14.

      3.15 Intangible Property.

            Schedule 3.15 sets forth a true, correct and complete list of all patents, trade names, trademarks, service marks and copyright registrations, all applications for any of the foregoing, all common law trademarks, services marks, copyrights and trade names, slogans and all inventions, formulae, processes, computer programs (and all versions thereof), compilations and data bases, Permits, grants, franchises and licenses or other rights relating to any of the foregoing that are material to the conduct of the Company's and/or GEMC's business (collectively, the "Intangible Property") copies of any documentation in respect of which have been delivered or made available to Buyer. Except as set forth on Schedule 3.15: (i) all rights to the Intangible Property are valid, uncontested and in good standing and the Company and/or GEMC (as the case may be) has good and valid title with respect to the Intangible Property and (ii) to the best knowledge of the Company, GEMC and the Sellers, there is no conflict with or infringement of the rights of others resulting directly or indirectly from the use of the Intangible Property or the operation of the Company's and GEMC's business which would impair in any material respect the use of the Intangible Property by the Company and/or GEMC, and neither the Company, GEMC nor any of the Sellers knows of any basis for any such conflict or infringement. The Company and/or GEMC possesses all rights, licenses or other authority necessary to have and enjoy the full, free and unencumbered use of all of the Company's and/or GEMC's rights in the Intangible Property. Except as set forth in Schedule 3.15, the Company and GEMC have not granted any outstanding licenses in any of the Intangible Property, nor is the Company and GEMC under any obligation to grant the same.

      3.16 Employee Benefit Plans.

            (a) (i) Schedule 3.16 lists every pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program, arrangement, agreement or understanding (whether arrived at through collective bargaining or otherwise), any medical, vision, dental or other health plan, any life insurance plan or any other employee benefit plan or fringe benefit plan, including, without limitation, any "employee benefit plan," as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently or within the past five (5) fiscal years, adopted, maintained, sponsored in whole or in part, or contributed to by, the Company and GEMC or any member of a "controlled group of corporations" as that term is used in Section 414(b) of the Code, with the Company and GEMC or any entity that is under "common control" as that term is used in Section 414(c) of the Code with the Company and GEMC ("ERISA Affiliate") for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries of the Company, GEMC or its ERISA Affiliates (each a "Plan" and collectively, the "Plans").

                  (ii) Schedule 3.16 lists every "Foreign Employee Benefit Plan," which means any employee benefit plan that is structured like an employee benefit plan described in Section 3(3) of ERISA which is maintained outside the United States primarily for the benefit of persons substantially all of whom are nonresident aliens and who are employees of the Company, GEMC or any of its ERISA Affiliates and is not covered by ERISA pursuant to Section 4(b)(4) of ERISA.

                (iii) Schedule 3.16 lists every "Foreign Pension Plan," which means any employee benefit plan that is structured like an employee benefit plan described in Section 3(3) of ERISA which is (A) maintained outside the United States primarily for the benefit of persons substantially all of whom are nonresident aliens and who are employees of the Company, GEMC or any of its ERISA Affiliates, (B) is not covered by ERISA pursuant to Section 4(b)(4) of ERISA, and (C) is required to be funded through a trust or other funding vehicle.

            (b) Except as set forth in Schedule 3.16 hereto, no Plan (i) is a multiemployer plan within the meaning of Section 337 of ERISA, (ii) is a multiple employer plan within the meaning of Section 413 of the Code, (iii) is or has been subject to Title IV of ERISA, or (iv) is subject to the requirements of Section 412 of the Code.

            (c) With respect to each Plan, Buyer has been provided heretofore, with true and complete copies of: (i) all Plan documents and all documents or instruments establishing or constituting any related trust, annuity contract or other funding instrument, and any amendments thereto; (ii) the most recent determination letter received from the Internal Revenue Service ("IRS") (iii) the most recent financial statement, if any; (iv) the most recent IRS Form 5500, if any; and (v) written descriptions of all non-written agreements relating to the Plans. All Plans, Foreign Employee Benefit Plans and Foreign Pension Plans and all Plan, Foreign Employee Benefit Plan, Foreign Pension Plan documents and all documents or instruments establishing or constituting any related trust, annuity contract or other funding instrument, and any amendments thereto, comply in all material respects with the provisions of ERISA and the Code and other Applicable Laws, rules and regulations. All necessary governmental approvals required to date for all Plans requiring such approval have been obtained and all available favorable determinations as to the qualification under the Code of each of the Plans, and for any Code Section 501(c) (9) trust maintained in connection with any Plan that is an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, and each amendment thereto, have been made by the IRS, or have been applied for. Each Plan which is intended to be qualified or tax exempt under the Code is so qualified or so tax exempt and has received a favorable determination letter to that effect from the IRS, which letter is in full force and effect, or a determination letter with respect to such Plan has been requested within the applicable remedial amendment period under the Code. Neither the Company, GEMC nor Sellers are aware of any facts or circumstances that are likely to cause the loss of any such qualifications or revocation of such letter.

            (d) Except as set forth on Schedule 3.16, the administration of all Plans has been consistent with, and in compliance in all material respects with, applicable requirements of the Code, ERISA, Applicable Laws, and any applicable collective bargaining arrangements, including, without limitation, material compliance with all requirements for reporting and disclosure and requirements for the continuation of group health insurance. Neither the Company, GEMC nor its ERISA Affiliates nor Sellers have engaged in any transaction or acted or failed to act in any manner that violates Section 404 or 406 of ERISA in any material respect or engaged in any prohibited transaction (as defined in Section 4975 (c) (1) of the Code) for which there exists neither a statutory nor regulatory exemption or for which an exemption has not been obtained and which would subject the Company or GEMC to any material taxes, penalties or other liabilities. All contributions required by law or the terms of each Plan, Foreign Employee Benefit Plans and Foreign Pension Plans to have been made under such Plan, Foreign Employee Benefit Plans and Foreign Pension Plans, or to any trusts or funds established thereunder or in connection therewith, have been made by the due dates thereof (including any valid extensions).

            (e) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute (i) a termination of employment or other event entitling any person to any additional or other benefits, or that would otherwise modify any benefits or the vesting of any benefits, under any Plan, Foreign Employee Benefit Plan and Foreign Pension Plan, maintained at any time by the Company, GEMC or its ERISA Affiliates, or to which the Company, GEMC or its ERISA Affiliates contribute or have contributed or are or were required to contribute or (ii) a violation of Section 404 or 406 of ERISA or a prohibited transaction (as defined in Section 4975 (c) (1) of the Code) for which there exists neither a statutory nor regulatory exemption or for which an exemption has not been obtained. With respect to each Plan, Foreign Employee Benefit Plan and Foreign Pension Plan, there are no actions, suits or claims pending other than, in each case, claims for benefits in the normal course, that may result in material liability to the Company or GEMC or, to the knowledge of the Company, GEMC or Sellers, threatened, and neither the Company nor Sellers have knowledge of any facts that are likely to give rise to any such actions, suits or claims other than, in each case, claims for benefits in the normal course.

            (f) The Company and GEMC have not made or agreed to make, or is required to make (in order to bring any of the Plans into compliance with ERISA or the Code), any change in benefits or coverage that would materially increase the cost of maintaining any Plan, Foreign Employee Benefit Plan and Foreign Pension Plan.

            (g) Each Plan which is a "group health plan" within the meaning of
Section 5000 of the Code has been maintained in substantial compliance with
Section 4980 B of the Code and Title I, Subtitle B, Part 6 of ERISA and no material tax payable on account of Section 4980 B of the Code has been or is expected to be incurred by the Company or GEMC.

            (h) No benefit payable or which may become payable by the Company or GEMC pursuant to any Plan shall constitute an "excess parachute payment," within the meaning of Section 280 G of the Code, which is or may be subject to the imposition of an excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280 G of the Code.

      3.17 Employees and Employee Relations. The Company and GEMC have delivered to Buyer a complete list as of September 30, 1996, of all employees of the Company and GEMC setting forth their names, birth dates, job titles, base salaries, bonus compensation paid or payable and dates of hire. The Company and GEMC have not at any time during the last five years had, nor is there now or to the best of the Company's, GEMC's and Sellers' knowledge threatened, a strike, picket, work stoppage, or work slowdown. The Company and GEMC are not a party to and there does not otherwise exist, any union, collective bargaining or similar agreement with respect to any of its employees. There is not any negotiation currently being conducted with any labor organization or employee association with respect to the employees of the Company and GEMC or, to the knowledge of the Company, GEMC and the Sellers, any contemplated attempt by any such organization or association to organize such employees. The Company and GEMC are in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and occupational safety and health and employment practices, and has not engaged in any unfair labor practice and there is no unfair labor practice complaint against the Company and GEMC which has been served on the Company or GEMC or of which the Company, GEMC or Sellers have knowledge pending or threatened before the National Labor Relations Board or any other Governmental Agency. Except as set forth on Schedule 3.17, there do not exist any pending workmen compensation claims against the Company or GEMC that are not adequately provided for by insurance, any pending, or to the knowledge of the Company, GEMC or Sellers, threatened claims alleging that the workplace of the Company is unsafe or employment discrimination or wrongful discharge.

      3.18 Insurance. Schedule 3.18 lists all insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and GEMC, the amounts of coverage under each such policy of the Company and GEMC. Since January 1, 1996, the Company and GEMC have not been refused any requested coverage and no material claim made by the Company and GEMC have been denied by the underwriters of such policies. All premiums payable under all such policies have been paid, and the Company and GEMC is otherwise in material compliance with the terms of such policies (or other policies providing substantially similar insurance coverage). There is no threatened termination of, or material premium increase with respect to, any of such policies. To the best knowledge of the Company, GEMC and the Seller, there are no outstanding, unpaid claims under such policy which have gone unpaid for more than 45 days or as to which the carrier has disclaimed liability.

      3.19 Inventory. (i) All Inventory (as defined below) of the Company and GEMC is of a type that is usable and salable in the ordinary and usual course of business and items of obsolete materials and materials of below standard quality do not exceed the reserve for such on the books of the Company and GEMC; (ii) all Inventory has been and is valued at the lower of cost or market (using the first in, first out method), and (iii) there exists no material risk that expenses for warranty claims relating to the Inventory would exceed the Company's and GEMC's reserve for warranty claims. For purposes of this Agreement, "Inventory" means all products and all raw materials held for the refurbishment of Inventory of the Company and GEMC, whether or not located on the premises of the Company or GEMC, on consignment to a third party, or in transit or storage, packaging materials, supplies, ingredients, and any warehouse receipts and any other similar documents relating thereto. However, for purposes of this Section 3.19 "Inventory" shall specifically not include used machines and/or equipment acquired or reacquired by Company or GEMC as to which Company and GEMC make no representations or warranties. The Company and GEMC have provided Buyer with a listing as of

September 30, 1996, of Inventory held by the Company or GEMC for resale, including used machinery in the process of reconditioning for resale. The Company and GEMC have further provided Buyer with a listing of all material manufacturers' warranties related to the Inventory.

      3.20 No Defaults. The Company and GEMC are not, and none of the Company, GEMC nor the Sellers have received notice that the Company or GEMC is or would be with the passage of time (a) in violation of any provision of its Articles of Incorporation or Bylaws or (b) in default or violation of any term, condition or provision of (i) any judgment, decree, order, injunction or stipulation applicable to the Company or GEMC, or (ii) any agreement, note, mortgage, indenture, contract, lease, instrument, permit, concession, franchise or license to which the Company and GEMC are a party or by which the Company or GEMC or their properties or assets may be bound, which default or violation could reasonably be anticipated to have a Material Adverse Effect.

      3.21 Accounts Receivable.

            (a) Each of the accounts receivable of the Company and GEMC (i) arose from bona fide sales in the ordinary course of business, (ii) was entered into under circumstances and by methods usual and customary in the Company's and GEMC's business in the applicable state or country and the collection practices used with respect thereto have been and are in all respects legal and proper, and (iii) was entered into, and credit granted pursuant thereto, consistent with the Company's and GEMC's historical credit policies and practices. The books of the Company and GEMC correctly record the principal balance of all accounts receivable and there are no security instruments securing any account receivable which are not enforceable, subject to limitation by bankruptcy, insolvency or similar laws affecting creditor's rights generally and by general principles of equity (including the possible unavailability of specific performance or injunctive relief).

            (b) The Company and GEMC have delivered to Buyer an Aged Trial Balance reflecting accounts receivable as of September 30, 1996. To the best knowledge of the Company, GEMC and the Sellers, there does not exist any uncollectible accounts receivable which in the aggregate, exceed the Company's and GEMC's reserve for bad debts. The Company and GEMC will deliver a similar current Aged Trial Balance accounts receivable statement to the Buyer dated as of the Closing Date.

            (c) To the best knowledge of the Company, GEMC and the Sellers, none of the accounts receivable of the Company and GEMC are subject to any material claim of offset, recoupment, set-off or counterclaim and the Company, GEMC and the Sellers have no knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No person has any lien on any of such accounts receivable and other than in the ordinary course of business, no agreement for deduction or discount has been made with respect to any such receivables.

      3.22 Absence of Certain Changes. Except as set forth in Schedule 3.22 or as otherwise disclosed in this Agreement or any Schedule to this Agreement, since September 30, 1996, the Company has not:

                  (i) Suffered any Material Adverse Effect in its Working Capital, condition (financial or otherwise), assets, liabilities (absolute, accrued, or contingent), reserves, business or operations;

                  (ii) Incurred any liabilities or obligations (absolute, accrued, contingent or otherwise) except liabilities and obligations incurred in the ordinary course of business and consistent with past practice;

                (iii) Paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, or contingent) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, of liabilities and obligations reflected or reserved against in the Company Financial Statements or incurred in the ordinary course of business and consistent with past practice;

                  (iv) Permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any lien other than Permitted Liens;

                  (v) Written off as uncollectible any notes or accounts receivable, except for immaterial write-downs and write-offs in the ordinary course of business and consistent with past practice;

                  (vi) Sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

                (vii) Granted any general increase in the compensation of officers, employees or consultants (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer, employee or consultant (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment), except as listed on
      Schedule 3.22 (vii) and no such increase is required by agreement or understanding;

               (viii) Made any single capital expenditure or commitment in excess of $50,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures and commitments in excess of $100,000 for additions to property, plant, equipment or intangible capital assets;

                  (ix) Made any change in any method of accounting or accounting practice or in depreciation or amortization policies or rates adopted by it;

                  (x) Paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement of any kind with, any of its officers, directors or stockholders or any affiliate or associate of any of its officers, directors or stockholders, except compensation to officers at rates not exceeding the rates of compensation in effect as of September 30, 1996 or any reasonable increases except as listed on Schedule 3.22 (x);

                  (xi) Entered into any new, or amended or modified any existing, employee benefit plan or program or severance arrangements or made any severance payments or granted any termination benefits;

                  (xii) Agreed, whether in writing or otherwise, to take any action described in this section;

                  (xiii) Made any amendment or change in the Articles of Incorporation or Bylaws of the Company or GEMC;

                  (xiv) Incurred any material damage, destruction or loss, whether covered by insurance or not, affecting any of the material properties or business of the Company or GEMC;

                  (xv) Made any loan, advance or capital contribution to, or investment in, any person, other than advances made in the ordinary course of business of the Company or GEMC.

                  (xvi) Entered into any amendment of relinquishment, termination or nonrenewal by the Company or GEMC of any Contract, lease, commitment or other right or obligation other than in the ordinary course of business consistent with past practice.

                  (xvii) Experienced any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or GEMC; or

                  (xviii) Made any agreement or arrangement to take any action which, if taken prior to the date of this Agreement, would have made any representation or warranty set forth in this Agreement untrue or incorrect as of the date when made.

                  (xix) Disposed of or permitted to lapse any material rights to the use of any Intangible Property.

                  (xx) Declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, or issued or sold or authorized or proposed the issuance or sale of, directly or indirectly, any shares of capital stock or other securities of the Company or GEMC.

      3.23 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon the Company or GEMC or that has or could reasonably be expected to have the effect of prohibiting or significantly impairing any material business practice of the Company or GEMC, any material acquisition of property by the Company or GEMC, or the continuation of the business of the Company or GEMC as currently conducted or as currently proposed to be conducted.

      3.24 Bank Accounts. Schedule 3.24 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company and GEMC maintains accounts of any nature and names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

      3.25 Customers and Suppliers. Schedule 3.25 sets forth: (a) a list of the ten (10) largest customers of the Company and GEMC in terms of sales during the calendar year ended December 31, 1995 and the nine (9) month period ending September 30, 1996 showing the approximate total sales by customer during such periods; and (b) a list of the ten (10) largest suppliers of the Company and GEMC in terms of purchases during the calendar year ended December 31, 1995 and the nine (9) month period ending September 30, 1996 and showing the approximate total purchases by the Company and GEMC from each such supplier during such periods. Except to the extent set forth in Schedule 3.25 there has not been any Material Adverse Effect in the business relationship of the Company and GEMC with any customer or supplier named in Schedule 3.25 since January 1, 1996. Except for the customers and suppliers named in Schedule 3.25, the Company and GEMC does not have any customer who accounted for more than 3% of the Company's and GEMC's sales during the calendar year 1995, or any supplier from whom it purchased more than 3% of the goods or services which it purchased during the calendar year 1995. The Company and GEMC have not received any notice nor does the Sellers have knowledge of any facts, circumstances or conditions that create a reasonable basis for believing that, nor does it or the

Sellers have any reason to believe, that any of its current customers or suppliers will terminate or change in a manner materially adverse to the Company and GEMC their relationships with the Company and GEMC either before or within twelve (12) months after the Closing.

      3.26 Certain Business Practices. To the best knowledge of the Company, GEMC and the Sellers, the employees, directors, officers, agents or other representatives of the Company and GEMC, or any other person acting on behalf of the Company and GEMC have not, directly or indirectly, within the past five years, given or agreed to give any illegal gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in connection with any actual or proposed transaction.

      3.27 Related Party Transaction. Except as set forth on Schedule 3.27, no officer, director, or shareholder or to the best knowledge of the Company, GEMC and the Sellers, employee of the Company or GEMC or affiliate or relative of any of them:

                  (i) owns directly or indirectly any interest in (except not more than three (3%) percent stockholdings for investment purposes in securities of publicly held and traded companies), or is an officer, partner, director, employee or consultant of, or otherwise receives renumeration from, any person which is, or is engaged in business as, a competitor, lessor, lessee, customer or supplier of the Company or GEMC;

                  (ii) owns directly or indirectly in whole or in part any tangible or intangible property, the use of which is necessary for the conduct of the Company's or GEMC's business and which if not obtained from such person could have a Material Adverse Effect; or

                (iii) owes any amount to the Company or GEMC or, to the knowledge of the Company, GEMC and Sellers, has any cause of action or other claim against the Company other than for current wages accrued or bonuses, benefits, prerequisites or reimbursements for business expenses payable in the ordinary course of business consistent with past practices.

      3.28 Brokers and Finders. None of the Company, GEMC, Sellers or the Company's and GEMC's respective officers, directors, employees or stockholders has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transaction contemplated by this Agreement, other than fees payable by Sellers with respect to this transaction to the firm of Soles Brower & Company.

      3.29 Orders, Commitments and Returns. All of Company's and GEMC's current orders, contracts and commitments for the sale of merchandise and the order of supplies were made in the ordinary course of business, consistent with past practice. As of the date of this Agreement, to the best knowledge of the Company and GEMC, there is no claim against either of them for the return of a material amount of merchandise by reason of alleged overshipments, defective merchandise or otherwise, and there is no merchandise in the hands of customers under an understanding that such merchandise would be returnable.

      3.30 Conversion to C Corp. Company, GEMC and Sellers acknowledge, accept and agree that Buyer intends to and shall convert the Company from an S Corp. to a C Corp. from and after the Closing Date, if Sellers have not converted the Company from an S Corp. to a C Corp. prior to Closing. Sellers shall not convert the Company from an S Corp. to a C Corp. without the consent of Buyer.

      3.31 C Corp. Conversion Liability. Prior written consent of Buyer shall be required in the event that Sellers elect a manner in which to pay and/or allocate tax payments as a result of conversion from an S Corporation to a C Corporation, whereby the Company or GEMC would be liable directly or indirectly for any taxes of Sellers, subsequent to the Closing Date, arising from the Company's and GEMC's operations prior to the Closing Date.

      3.32 Subsidiaries and Affiliates. Except as set forth on Schedule 3.33 hereof, the Company and GEMC have no subsidiaries or affiliates.

      3.33 Machinery and Equipment. Schedule 3.33 hereto sets forth an accurate summary as of September 30, 1996, of the major categories of all machinery, equipment, computer hardware, fixtures, tools, furniture, spare parts, supplies, vehicles and other fixed assets ("Machinery and Equipment") wherever located, used or held for use by Company and GEMC in the conduct of the business, including book value as of, and book accumulated depreciation through, September 30, 1996 of each such category. The Machinery and Equipment included in the assets include such spare or replacement parts as are necessary in order to permit the conduct of the business without material interruption. The Machinery and Equipment included in the assets are in reasonably satisfactory working order, are free from any material defects and have been maintained in a reasonably satisfactory manner, and no repairs, replacements or regularly scheduled maintenance relating to such Machinery and Equipment have been materially deferred.

      3.34 Computer Software. Schedule 3.34 hereto sets forth an accurate list as of the date of this Agreement of all material computer software and programs ("Software") used or held for use by Company and GEMC in connection with the conduct of the business including a statement as to whether such software is owned or leased/licensed by Company and GEMC and, if so, the expiration date for the current term and any renewal rights for same.

                                    ARTICLE 4

                    ADDITIONAL REPRESENTATIONS AND WARRANTIES
                               OF THE STOCKHOLDERS

      The Stockholders represent and warrant to Buyer that:

      4.1 Title to Securities. Stockholders own of record and beneficially, and immediately prior to the Closing will own of record and beneficially, all of the outstanding Company Shares and GEMC Shares as set forth herein.

      4.2 Absence of Violations or Conflicts. Except as set forth on Schedule
4.3 hereto, the execution and delivery by Stockholders of the transaction documents to which Stockholders are or will be a party and the consummation by Stockholders of the transactions contemplated by such transaction documents do not and will not with the passing of time or giving of notice or both: (i) constitute a violation of, be in conflict with, constitute a default or require any payment under, permit a termination of, or result in the creation or imposition of any lien upon any properties or assets of the Company or GEMC, under any contract or understanding to which Stockholders are a party or to which Stockholders' properties or assets are subject; or (ii) create, or cause the acceleration of the maturity of, any debt, obligation or liability of Stockholder that would result in any lien or other claim upon the properties or assets of the Company or GEMC.

      4.3 Absence of Claims Against the Company and GEMC. Stockholders have no claim against the Company or GEMC. Stockholders have no right, claim or interest in or to any equity ownership interest in the Company or GEMC other than the Company Shares and the GEMC Shares as set forth herein.

      4.4 Litigation. To the best of Stockholders' knowledge, there is no action, proceeding, claim or investigation pending before any Governmental Entity with respect to which Sellers have been served or, to the best knowledge of Stockholders', threatened against Stockholders' or pending but with respect to which Sellers have not been served, relating to Stockholders' ownership of the Company Shares or the GEMC Shares.

                                    ARTICLE 5

              REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

      Buyer and Parent represent and warrant to the Company and Sellers as follows:

      5.1 Organization: Standing and Power. Each of Buyer and Parent is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted.

      5.2 Authority.

            (a) Each of Buyer and Parent has all requisite corporate power and authority to enter into this Agreement and the other transaction documents to which they are a party, to perform their obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other transaction documents, the performance by Buyer and Parent of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer and Parent, including approval by their respective boards of directors. This Agreement is a legal, valid and binding obligation of Buyer and Parent enforceable against them in accordance with its terms.

            (b) Subject to satisfaction of the conditions set forth in Article VII hereto, the execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby will not, conflict with or result in any material violation of any material statute, law, rule, regulation, judgment, order, decree, or ordinance applicable to Buyer or its properties or assets, or conflict with or result in any breach or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or the loss of material benefit under, or result in the creation of a lien or encumbrance of any of the properties or assets of Buyer pursuant to (i) any provision of its respective articles or certificate of incorporation or bylaws, or (ii) any material agreement, contract, note, mortgage, indenture, lease, instrument, permit, concession, franchise or license to which Buyer or Parent is a party or by which Buyer or Parent or any of their respective properties or assets may be bound or affected.

            (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Agency is required by or with respect to Buyer or Parent in connection with the execution and delivery of this Agreement and the other transaction documents to which it is a party or the consummation by Buyer or Parent of the transactions contemplated hereby and thereby.

      5.3 Litigation. There is no action, suit, proceeding, arbitration, investigation or claim pending or, to the best knowledge of Buyer or Parent, threatened against Buyer or Parent which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby of Buyer's or Parent's ability to enter into this Agreement. Neither Buyer nor Parent is aware of any other pending or threatened action, suit, proceeding, investigation or claim, or any reasonable basis therefor, which individually or in the aggregate would reasonably be expected to result in a Material Adverse Change in Buyer or Parent.

      5.4 Brokers and Finders. Neither Buyer nor Parent nor any of their respective officers, directors, employees or stockholders has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

                                    ARTICLE 6

                                    COVENANTS

      Company, GEMC and Sellers (jointly and severally) and Buyer and Parent (jointly and severally) covenant and agree as follows:

      6.1 Conduct of Business of the Company and GEMC.

    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, the Company and GEMC shall carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of this Agreement and, to the extent consistent with such business, use best efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, to the end that its goodwill and ongoing business shall be substantially unimpaired at the Closing Date. The Company and GEMC shall promptly notify Buyer of any event or occurrence not in the ordinary course of business of the Company and GEMC, which could result in a Material Adverse Change in the Company. Except as expressly contemplated by this Agreement, the Company and GEMC shall not, without the prior written consent of Buyer:

            (a) Enter into any commitment or transaction not in the ordinary course of business;

            (b) Grant any severance or termination pay to any director, officer, employee or consultant, except mandatory payments made pursuant to written agreements outstanding on the date hereof (with any such agreement or arrangement to be disclosed herein) or except in accordance with the Company's or GEMC's past practices;

            (c) Other than in the ordinary course of business, enter into or amend any agreements pursuant to which any other party is granted marketing or other similar rights of any type or scope with respect to any products of the Company or GEMC;

            (d) Violate, amend or otherwise modify the terms of any of the Contracts except as provided herein;

            (e) Commence a lawsuit other than for the routine collection of bills or for a breach of this Agreement;

            (f) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Shares and GEMC Shares.

            (g) Split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company Shares or GEMC Shares, or repurchase or otherwise acquire, directly or indirectly, any shares of the Company Shares and GEMC Shares;

            (h) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of or authorization of, the purchase of any shares of the Company Shares and GEMC Shares or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

            (i) Cause or permit any amendments to the Company's or GEMC's Certificate of Incorporation or Bylaws;

            (j) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

            (k) Sell, lease, license or otherwise dispose of any the Company or GEMC properties or assets except in the ordinary course of business and consistent with past practice;

            (l) Incur any indebtedness for borrowed money or guaranty any such indebtedness except in the ordinary course or issue or sell any debt securities or guaranty any debt securities of others;

            (m) Except as provided for herein, adopt or amend any Plan, or enter into any employment contract, pay any special bonus or special remuneration to any director, employee or consultant, or increase the salaries or wage rates of its employees other than pursuant to scheduled employee reviews under the Company's or

GEMC's normal employee review cycle or pursuant to the Company's existing bonus plans, as the case may be, in connection with the hiring of employees other than officers in the ordinary course of business, in all cases consistent with past practice, or otherwise increase or modify the compensation or benefits payable or to become payable by the Company or GEMC to any of its directors, employees or consultants, except for changes pursuant to employment agreements in effect as of the date hereof or changes in position;

            (n) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities reflected or reserved against in the Financial Statements;

            (o) Make any material tax election, change any material tax election, adopt any material tax accounting method other than in the ordinary course of business and consistent with past practice, change any material tax accounting method, file any material tax return (other than any estimated tax returns, payroll tax returns or sales tax returns) or any amendments to a material tax return, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment;

            (p) Fail to pay or otherwise satisfy its material monetary obligations as they become due or consistent with past practice, except such as are being contested in good faith;

            (q) Cancel, materially amend or, other than in the ordinary course upon expiration of a policy term, renew any material insurance policy except for replacing any material insurance policy with substantially the same coverage by another insurer;

            (r) Take, or agree (in writing or otherwise) to take, any of the actions described in this Section 6.1 or any action which would make any of the representations or warranties or covenants of the Company or GEMC contained in this Agreement or any other transaction document to which the Company or the Stockholders are a party untrue or incorrect.

      6.2 Due Diligence.

            (a) The Company and GEMC shall afford Buyer and its independent accountants, counsel and other representatives, reasonable access during normal business hours from the date of this Agreement until the Closing (the "Due Diligence Period") to review (i) all properties, books, contracts, commitments and records, and (ii) all other information concerning the business, assets, goodwill, properties and personnel as may reasonably be requested (collectively the "Due Diligence Materials"). Buyer's and its representatives' due diligence shall be conducted in a manner that will not unreasonably interfere with the Company's and GEMC's business operations.

            (b) The Company and GEMC shall provide Buyer such internal financial statements and other information as may reasonably be requested by Buyer or its accountants during the Due Diligence Period, including but not limited to Arthur Anderson's work papers.

      6.3 Exclusivity: Acquisition Proposals. Unless and until this Agreement shall have been terminated by either party pursuant to Section 10.1:

            (a) None of the Company, GEMC and the Sellers shall knowingly, directly or indirectly, through any officer, director, agent or representative (including, without limitation, investment bankers, attorneys, accountants and consultants), or otherwise;

                  (i) Solicit, initiate or further the submission of proposals or offers from, or enter into any agreement with, any person or entity, individually or collectively, relating to any acquisition or purchase of all or a material portion of the assets of, or any equity interest in, the Company or GEMC or any merger, consolidation or business combination with the Company;

                  (ii) Participate in any discussions or negotiations regarding, or furnish to any third party any confidential information with respect to the Company or GEMC or Buyer in connection with any acquisition or purchase of all or a material portion of the assets of, or any equity interest in, the Company or GEMC or any merger, consolidation or business combination with the Company.

            (b) The Company and GEMC shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any third party conducted prior to the date of this Agreement with respect to any of the foregoing.

      6.4 Breach of Representations, Warranties and Covenants. The Company, GEMC and Sellers shall not take, any action which from the date hereof through the Closing would cause or constitute a breach of any of its respective representations, warranties and covenants set forth in this Agreement. In the event of, and promptly after becoming aware of, the actual, pending or threatened occurrence of any event which would cause or constitute such a materially adverse breach or inaccuracy, each party shall give detailed notice thereof to the other parties and shall use its best efforts to prevent or promptly remedy such breach or inaccuracy.

      6.5 Consents. Buyer, the Parent, Company, GEMC and each of Sellers will cooperate, and each of the Company, GEMC and Sellers will cause the Company and GEMC to cooperate, with each other in: (a) filing any necessary applications, reports or other documents with, giving any notices to, and seeking any consents from, all regulatory bodies and all governmental agencies and authorities and all third parties as may be required in connection with the consummation of the transactions contemplated by this Agreement, and in seeking necessary consultation with and prompt favorable action by any such body, agency, authority or third party, and (b) obtaining an amended distribution agreement with Tekmatex, Inc., Marubeni Tekmatex, International, Ltd., Barudan Company, Ltd. and Barudan America, Inc. substantially in the form annexed as Exhibit B hereto (the "Barudan Amendment"). Each of the parties hereto will use all commercially reasonable efforts to obtain the Barudan Amendment, any further revisions to the Barudan Amendment and all such consents and favorable actions required by it for the consummation of the transactions contemplated hereby. The Barudan Amendment and consents anticipated by the parties are set forth on
Schedule 6.5 hereto (collectively the "Consents").

      6.6 All Reasonable Efforts. Each of the Company, GEMC, the Sellers, Buyer and Parent shall use all commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement. In furtherance and not in limitation of the foregoing, the Stockholders agree to vote in favor of or give their written consent with respect to all voting capital stock of the Company and GEMC beneficially owned by them to approve this Agreement and the transactions contemplated by the transaction documents.

      6.7 Public Announcements. Each party will consult in advance with the other concerning the timing and content of any announcements, press releases or public statements concerning the transaction and will not make any such announcement, release or statement without the others consent; provided however, that Buyer may make whatever public disclosures are required or advisable to comply with the applicable state and federal securities and antitrust laws, including without limitation, as respects the Rule 144A Financing (hereinafter defined).

      6.8 Expenses. Whether or not the transaction hereunder is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby, including fees of any consultants, finders or brokers or investment bankers, attorneys and accountants retained by such party, shall be paid by the party incurring such expense. The parties hereto acknowledge that the reasonable fees of Smith Helms Mulliss & Moore, L.L.P., relating to the transactions contemplated by this Agreement and by the ELC Acquisition Agreement (hereinafter defined) shall be paid by Company, however, Companys' share of responsibility for the payment of such fees shall not exceed $75,000. The fees of Soles Brower & Company shall be paid by Sellers, and the reasonable fees of Arthur Anderson, L.L.P., relating to this transaction will be paid by the Company.

      6.9 Confidentiality. Each party will hold, any documents and information delivered by any other party hereto pursuant to this Agreement or the confidentiality agreement, dated as of June 26, 1996, between Parent, Sellers and the Company and will use its best efforts to cause its representatives and prospective financing parties to which such documents and information are may be furnished, to hold, in strict confidence, unless (i) compelled to disclose by judicial or administrative process or by other requirements of applicable laws of governmental or regulatory authorities (including, without limitation, in connection with obtaining the necessary approvals of this Agreement or the transactions contemplated hereby of governmental or regulatory authorities), or
(ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party and its subsidiaries furnished to it by such other party or its representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (x) previously known to the parties or their representatives or prospective financing parties, (y) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of the parties and their representatives and prospective financing parties or (z) later acquired by the parties or its representatives or prospective financing parties from another source if the recipient is not aware that such source is under an obligation to the parties, to keep such documents and information confidential.

      6.10 Account Collections. The Company and GEMC shall, from the date of this Agreement to the Closing Date, use commercially reasonable efforts to collect accounts receivable and make payment on accounts payable of Company and GEMC in the ordinary course of business and in accordance with their past customs and practices and without any delay, acceleration or discounting of same other than as is consistent with such existing Company practices.

      6.11 Audited Financial Statements. Company shall deliver to Buyer by no later than November 15, 1996, audited consolidated balance sheets and the related consolidated statements of income, shareholders' investment and cash flows, along with an unqualified opinion prepared by Arthur Andersen LLP (the "Company's Accountants") for the period ending September 30, 1996 (the "1996 Audited Statement"). Buyer shall have the right to examine and review same and the supporting financial information and documents, with reasonable cooperation from Company, GEMC and Sellers. Buyer shall have access to the Company's Accountants' work papers for the 1996 Audit Statement as well as for the Financial Statements.

      6.12 Maintenance of Insurance Policies. On and after the date hereof and until the Closing Date, the Company and GEMC shall maintain in full force and effect all insurance (or insurance of similar terms and conditions as currently in effect) with respect to its business, assets and properties.

      6.13 Cooperation. Each of the parties hereto will cooperate with each party to facilitate the completion of the transactions contemplated hereunder including but not limited to the Rule 144A Financing and compliance with the Hart-Scott-Rodino Act.

      6.14 Covenant Not to Compete.

            (a) Each of the Sellers agrees that he will not, directly or indirectly, whether in the capacity of director, officer, employee, agent, advisor or otherwise, individually or for, with or through any other person, firm or corporation, by equity ownership or otherwise, compete with the Company and GEMC or any subsidiary of the Company, GEMC (collectively the "Protected Parties") with respect to the business conducted by the Protected Parties (the "Prohibited Business") during the Covenant Term (hereinafter defined) during the time period commencing with the Closing Date and expiring on the fifth (5th) anniversary date of the Closing Date (the "Covenant Term") (x) in North America and (y) in any area of Central and/or South American where the Prohibited Business is conducted during the Covenant Term. The "Prohibited Business" shall include the business of the Company and GEMC as of the Closing Date and technological extensions, enhancements and/or improvements of such business as conducted by the Company and GEMC on the Closing Date.

            (b) Notwithstanding the foregoing, during the Covenant Term each individual Seller shall be permitted to own not in excess of three percent (3%) of any class of securities of any public company which is engaged in the Prohibited Business.

            (c) During the Covenant Term each Seller agrees not to induce any person who is an employee or officer of the Protected Parties to terminate said relationship, except where such action is taken at the request of Buyer in the course of carrying out Sellers duties for the Company or GEMC;

            (d) During the Covenant Term the Sellers agree not to disclose or use, in any manner in competition with or contrary to the interests of the Protected Parties, the customer lists, business methods, product research, or other trade secrets of the Protected Parties relating to the Prohibited Business, it being acknowledged that all such information regarding the Prohibited Businesses, is confidential information and the exclusive property of the Protected Parties; provided, however, that the foregoing restrictions shall not restrict the use or disclosure of such confidential information (i) to any government entity to the extent required by law or (ii) which is or becomes publicly known and available through no wrongful act of Sellers.

            (e) It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section 6.14 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law. Each of the Sellers acknowledge that any breach of the terms, conditions or covenants set forth in this Section 6.14 may cause irreparable damage to the Protected Parties because of the special, unique, unusual and extraordinary and character of their business and the Protected Parties recovery of damages at law will not be an adequate remedy. Accordingly, each of the Sellers agree that for any breach of the terms, covenants or agreements of this Section 6.14, a restraining order or an injunction or both may be issued against such person, in addition to any other rights or remedies the Protected Parties may have.

      6.15 Post-Closing Cooperation. After the Closing Date, the parties shall cooperate fully with one another and all shall make available to any taxing authority all information, records or documents reasonably requested in connection with the preparation of any tax returns or in connection with any tax liability with respect to any period prior to or after the Closing Date at their expense.

      6.16 Certain Taxes. The Sellers, GEMC and the Company will pay, or cause to be paid, all taxes and will file all federal, Canadian, state and local income tax returns with respect to the income of the Company, GEMC and Seller as respects the Company and GEMC business, activities and operations through the Closing Date. Company, GEMC, Sellers and Buyer agree and consent to the election provided at Section 1362(e)(3) of the Code to have income of the Company assigned between its S short year return and C short year return under normal tax accounting rules.

      6.17 Section 338(h)(10) Election.

            (a) Company, Sellers and Buyer shall jointly make the election provided for by Section 338(h)(10) of the Code and any corresponding elections under state, local or foreign tax law (the

"Election") with respect to the acquisition of the Company Shares and GEMC Shares. Sellers and Buyer shall provide to the other all necessary information to permit the Election to be made. Company, Sellers and Buyer shall, as promptly as practicable following the Closing Date, take all actions necessary and appropriate (including filing IRS Form 8023-A and other such forms, returns, elections, schedules, attachments, and other documents as may be required) to effect and preserve a timely Election. The forms relating to the Election for federal, state and local tax purposes shall be referred to as the "Forms".

            (b) In connection with the Election, Company, Sellers and Buyer have determined and agree upon the amount of the modified aggregate deemed sales price ("MADSP") of the Company Shares and GEMC Shares (within the meaning of Treas. Reg. ss. 1.338(h)(10)-1 (f)) as set forth on Schedule 6.17(b) (the "Allocations") of the MADSP to the assets of the Company in accordance with Treas. Reg. ss. 1.338(h)(10)-l(f). Company and Sellers will calculate the gain or loss, if any, resulting from the Election in a manner consistent with the Allocations and will not take any position inconsistent with the Election or the Allocations in any Tax Return or otherwise. Buyer will allocate the MADSP among the assets of the Company and GEMC in a manner consistent with the Allocations and will not take any position inconsistent with the Election or the Allocations in any tax return or otherwise.

            (c) Company, Sellers and Buyer agree that the Forms shall be filed with the appropriate tax authorities not earlier than 60 days before the latest date for the filing thereof. At least 120 days prior to the latest date for the filing of each Form, Buyer shall prepare and submit to Company and Sellers a draft of each Form. No party hereto shall file any Form unless it shall have obtained the consent of the other party hereto, which consent shall not be unreasonably withheld. On or prior to the 30th day after Companies' and Sellers' receipt of a draft Form. Company shall deliver to the buyer either (A) its consent to such filing or (B) a written notice specifying in reasonable detail all disputed items and the basis therefor. If Buyer and Company and Sellers have been unable to resolve their differences within 30 days after Buyers' receipt of Sellers written notice of disputed items, any remaining disputed issues shall be submitted to an independent accounting firm selected by Buyer, and reasonably acceptable to Company and Sellers, to resolve in a final binding manner after hearing the views of both parties. The fees and expenses of the accounting firm shall be shared equally between Sellers and Buyer.

      6.18 Hart-Scott-Rodino Act. Each of the Company, GEMC, the Sellers, Parent and Buyer shall (a) prepare and file as promptly as practicable with the Department of Justice and the Federal Trade Commission the notification and report form, if any, required for the transactions contemplated hereunder by the Hart-Scott-Rodino Act, including without limitation, a request for early termination of the waiting period thereunder, and (b) respond promptly to inquiries, if any, from the Federal Trade Commission or the Department of Justice in connection with such filing. Buyer will pay all filing fees in connection with the filings required by the Hart-Scott-Rodino Act and each party shall bear the expenses for the preparation of their documentation for the filing.

      6.19 Termination of the Phantom Stock Plan. Company is party to a phantom stock plan entitled the "1993 Phantom Stock Plan" (the "Phantom Stock Plan"). To the extent that the Phantom Stock Plan requires payments and distributions to be made by reason of the transactions contemplated by this Agreement such payment and distributions shall be made by Company on the Closing Date (the "Plan Payments"). To the extent that the Plan Payments exceed $1,100,000, then pursuant to Article 12 of this Agreement, Buyer and Company shall be held harmless and shall be indemnified by Sellers with respect to the dollar amount by which such Plan Payments exceed $1,100,000.

      6.20 Monthly Financial Statements. Company and GEMC shall promptly provide Buyer with internal monthly financial statements for the period beginning September 1, 1996 through the Closing Date. Such financial statements shall include without limitation, consolidated balance sheet, statements of income, shareholders investment and cash flows.

      6.21 Landlord Consent. Sellers shall, under the Realty Leases in which one of the Sellers is landlord, consent to the transactions contemplated by this Agreement without any modification in the terms of the Realty Leases, other than as provided in Section 6.23 hereof, unless agreed to by the parties in writing. Such consent shall be in writing and shall be in a form mutually satisfactory to the parties.

      6.22 Lease Extension. Sellers hereby grant to the Company an option to extend, on the same terms and conditions, either or both of the terms of realty leases relating to (a) the Company's principal office and (b) the warehouse, each located in Greensboro (the "Greensboro Realty Leases") to December 31, 2003. The aforesaid option may only be exercised during the period commencing with the Closing Date and ending with the six (6) month anniversary of such date.

      6.23 Cooperation with Rule 144A Financing. Company, GEMC and Sellers shall promptly, prepare or cause to be prepared by the Company's accountants, such financial statements and information as may be reasonably requested by Parent or Buyer in connection with its efforts to obtain the Rule 144 Financing. Additionally, Company, GEMC and Sellers shall provide such cooperation in connection with such Rule 144A Financing as Parent and Buyer shall reasonably request.

      6.24 Parent Guarantee. Parent hereby guarantees the performance by the Buyer of its obligations under this Agreement, and after the Closing, the performance of the Company under the Greensboro Realty Leases and the Consulting Agreement.

      6.25 ELC Acquisition Agreement. Macpherson and Buyer shall use diligent good faith efforts to conclude the transactions as respects Embroidery Leasing Corporation, a Georgia corporation, in accordance with the agreements attached hereto as Exhibit F (the "ELC Acquisition Agreement").

      6.26 Payment of Loans. On or prior to Closing, Sellers shall cause all loans by Company and GEMC to the Sellers and Carolina Dynamo, Inc., to be paid in full.

                                    ARTICLE 7

                       CONDITIONS PRECEDENT TO THE CLOSING

      7.1 Conditions of Obligations of Buyer. The obligations of Buyer to effect the Closing are subject to the satisfaction of the following conditions, unless waived by Buyer:

            (a) Representations and Warranties. The representations and warranties of the Company, GEMC and Sellers set forth in this Agreement shall be true and correct in all material respects (except for such representations and warranties which are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) as of the Closing, except as otherwise contemplated by this Agreement, and except for any inaccuracies that alone or taken together would not be material and adverse to the financial condition of the Company taken as a whole.

            (b) No Material Adverse Change. There shall have been no Material Adverse Change in the Company or GEMC taken as a whole on or before the Closing Date, and Buyer shall have received a certificate signed by an executive officer of the Company and GEMC to such effect on the Closing Date.

            (c) Performance of Obligations of the Company. The Company and GEMC and the Seller, shall have performed in all respects all obligations and covenants required to be performed by them under this Agreement prior to the Closing Date. Buyer shall have received a certificate signed by an executive officer of the Company and GEMC to such effect.

            (d) Governmental Approvals; Consents. Buyer shall have received duly executed copies of all authorizations, consents, permits, approvals, licenses or orders from any Governmental Agency or other third party required to be obtained by Seller, GEMC or the

Company for the lawful consummation of the transactions contemplated by this Agreement in form and substance reasonably satisfactory to Buyer and all authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by any Government Agency necessary for the consummation of the transactions contemplated by this Agreement, including without limitation, as respects the Hart-Scott-Rodino Act, shall have been filed, occurred or been obtained, as required by this Agreement.

            (e) Opinion of the Company's Counsel. Buyer shall have received an opinion dated the Closing Date of counsel to the Company, GEMC and Sellers addressed to Buyer in the form attached hereto as Exhibit C.

            (f) Financial Items. The 1996 Audited Statement shall provide that as of September 30, 1996 combined Company and GEMC: (i) "sales" shall be not less than $40,582,000, (ii) "income before taxes" shall be not less than $911,000, (iii) "net income" shall be not less than $876,000, (iv) "shareholders' equity" shall be not less than $10,599,000 and (v) "indebtedness for borrowed money" shall be not greater than $5,406,000]. For purposes of the foregoing the terms "sales", "income before taxes", "net income", "shareholder equity" and "indebtedness for borrowed money" shall be determined in accordance with GAAP.

            (g) No Action or Proceedings. No statute, rule, regulations, decree, order or injunction shall have been promulgated, enacted or entered by any Governmental Agency or judicial authority and be in effect which would prohibit the consummation of the transactions contemplated by this Agreement and no action or proceeding by or before any court or other Governmental Agency shall have been instituted or threatened by any party to restrain or prohibit Seller, GEMC or the Company from consummating the transactions contemplated by this Agreement.

            (h) Officer's Certificate. Buyer shall have received a certificate, executed by an executive officer of the Company and GEMC, dated the Closing Date, reasonably satisfactory in form and substance to the Company and GEMC and its counsel, certifying as to the satisfaction of the conditions set forth in
Section 7.1(a) hereof.

            (i) Secretary's Certificate. Buyer shall have received a certificate dated the Closing Date, from the Secretary or Assistant Secretary of the Company and GEMC with respect to the accuracy and completeness of the resolutions adopted by the Board of Directors of the Company and GEMC authorizing this Agreement and the consummation of the transactions contemplated hereby.

            (j) Certificates of Existence. Buyer shall have received certificates issued by appropriate Governmental Agencies evidencing, as of a recent date, the existence and tax status of the Company and GEMC in the jurisdictions in which it is incorporated; and as of a date not more than five (5) days prior to the Closing Date, telegrams or facsimile copies, if available, issued by the appropriate Governmental Agencies with respect to the good standing and tax status of the Company and GEMC in such jurisdictions.

            (k) Certified Charter Documents. Buyer shall have received a copy of the Articles of Incorporation and all amendments thereto of the Company and GEMC, certified by the appropriate Governmental Agencies.

            (l) By-Laws. Buyer shall have received a copy of the By-Laws of the Company and GEMC as amended through the Closing Date, certified by the Company's and GEMC's secretary.

            (m) Audited Financials. Buyer shall have received copies of the 1996 Audited Statement.

            (n) Other Closing Deliveries. Buyer shall have received all documents required to be delivered to Buyer by Sellers, GEMC and the Company pursuant to the terms of this Agreement.

            (o) Rule 144A Debt Financing. Buyer and Parent shall have successfully completed and closed (with cash available) prior to Closing, a Rule 144A securities offering to, among other things, raise a minimum of $75,000,000 in cash through the issuance of Senior Unsecured Notes to refinance the existing debt of the Parent and Buyer and to finance the transactions contemplated herein (the "Rule 144A Financing"). The terms, provisions and requirements of such Rule 144A Financing and the securities offering in connection with same shall be exclusively determined by Parent, Buyer, their attorneys, accountants and underwriters in their sole discretion.

            (p) Assignment of Leases. The Landlord's consents to the assignment of the Realty Leases is obtained without cost or expense to Buyer and without any change in the provision of the Realty Leases, except as provided in Section
6.23 hereof with respect to the Greensboro Realty Leases.

            (q) Consulting Agreement; Employment Agreement. Buyer shall have received the executed employment agreements of certain key employees of the Company listed on Schedule 7.1(q) as well as the executed consulting agreement of Macpherson.

            (r) Legal Action. No regulation, statute, temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Closing shall have been issued by any Governmental Agency and remain in effect, and no litigation shall be pending the ultimate resolution of which is likely to (i) result in the issuance of such an order or injunction, or the imposition against the Parent, Buyer, Company, GEMC or Sellers of substantial damages if the Closing is consummated, (ii) prohibit Buyer' ownership or operation of all or a material portion of the business rights of the Company, GEMC or Buyer, or to compel Buyer, GEMC or the Company to dispose of or hold separately all or a material portion of the business or assets of the Company or GEMC as a result of the Closing, or (iii) render Parent, Buyer, GEMC or the Company unable to consummate the Closing. In the event any such order or injunction shall have been issued, Sellers, Company and GEMC agree to use their reasonable efforts to have any such injunction lifted.

            (s) ELC Acquisition Agreement. A closing of all transactions contemplated by the ELC Acquisition Agreement.

            (t) Barudan Amendment. Buyer shall have received a fully executed copy of the Barudan Amendment.

            (u) Payment of Loans. The repayment of the loans referred to in
Section 6.26 shall have been made.

      7.2 Conditions of Obligation of the Sellers, Company and GEMC. The obligation of the Sellers, Company and GEMC to effect the Closing is subject to the satisfaction of the following conditions unless waived by the Sellers, Company and GEMC:

            (a) Representations and Warranties. The representations warranties of Buyer and Parent, set forth in this Agreement shall be true and correct in all material respects (except for such representations and warranties which are qualified by their terms by a reference to materiality, which representations and warranties as so qualified shall be true in all respects) as of the date of this Agreement, except as otherwise contemplated by this Agreement, and except for any inaccuracies that alone or taken together would not be material and adverse to the business condition of Buyer and Parent taken as a whole.

            (b) Performance of Obligations of Buyer and Parent. Each of Buyer and Parent shall have performed in all material respects all obligations and covenants required to be performed by them under this Agreement prior to the Closing Date, except for such failures of performance that are not material and adverse to the business condition of Buyer or Parent, and Sellers shall have received a certificate signed by an executive officer of each of Buyer and Parent to such effect.

            (c) Governmental Approvals; Consents. The Company, GEMC and Sellers shall have received duly executed copies of all authorizations, consents, permits, approvals, licenses or orders from any Governmental Agency or other third party required to be obtained by Buyer or Parent for the lawful consummation of the transactions contemplated by this Agreement in form and substance reasonably satisfactory to the Company, GEMC and Sellers and all authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by any Government Agency necessary for the consummation of the transactions contemplated by this Agreement, including without limitation, as respects the Hart-Scott-Rodino Act, shall have been filed, occurred or been obtained, as required by this Agreement.

            (d) Opinion of Counsel to Buyer and Parent. The Sellers shall have received an opinion dated the Closing Date of counsel to the Buyer and Parent addressed to Sellers in the form attached hereto as Exhibit G.

            (e) No Action or Proceedings. No statute, rule, regulations, decree, order or injunction shall have been promulgated, enacted or entered by any Governmental Agency or judicial authority and be in effect which would prohibit the consummation of the transactions contemplated by this Agreement and no action or proceeding by or before any court or other Governmental Agency shall have been instituted or threatened by any party to restrain or prohibit Buyer or Parent from consummating the transactions contemplated by this Agreement.

            (f) Officer's Certificate. Seller shall have received a certificate, executed by executive officers of the Buyer and Parent, dated the Closing Date, reasonably satisfactory in form and substance to the Company, GEMC and Sellers and their counsel, certifying as to the satisfaction of the conditions set forth in Section 7.2(a) hereof.

            (g) Secretary's Certificate. Sellers shall have received a certificate dated the Closing Date, from the Secretary or Assistant Secretary of the each of Buyer and Parent with respect to the accuracy and completeness of the resolutions adopted by the Board of Directors of the Buyer and Parent authorizing this Agreement and the consummation of the transactions contemplated hereby.

            (h) Good Standing Certificates. Sellers shall have received certificates issued by appropriate Governmental Agencies evidencing, as of a recent date, the good standing of each of Buyer and Parent in the jurisdictions in which it is incorporated.

            (i) Certified Charter Documents. Sellers shall have received a copy of the Certificates of Incorporation and all amendments thereto of Buyer and Parent, certified by the appropriate Governmental Agencies.

            (j) Other Closing Deliveries. Company, GEMC and Sellers shall have received all documents required to be delivered to them by Buyer and Parent pursuant to the terms of this Agreement.

            (k) Legal Action. No regulation, statute, temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Closing shall have been issued by any Governmental Agency and remain in effect, and no litigation shall be pending the ultimate resolution of which is likely to (i) result in the issuance of such an order or injunction, or the imposition against the Parent, Buyer, Company, GEMC or Sellers of substantial damages if the Closing is consummated, (ii) prohibit Buyer' ownership or operation of all or a material portion of the business rights of the Company, GEMC or Buyer, or to compel Buyer, GEMC or the Company to dispose of or hold separately all or a material portion of the business or assets of the Company or GEMC as a result of the Closing, or (iii) render Parent, Buyer, GEMC or the Company unable to consummate the Closing. In the event any such order or injunction shall have been issued, Sellers, Company and GEMC agree to use its reasonable efforts to have any such injunction lifted.

                                    ARTICLE 8

                                   THE CLOSING

      8.1 The Closing. The Closing will take place at the offices of Buyer's attorneys Waters, McPherson, McNeill, P.C., 300 Lighting Way, Secaucus, New Jersey 07096, at 10:00 a.m. local time or at Buyer's election in New York, New York on such date as is specified by the Buyer in writing to the Company, GEMC and the Sellers; provided, that (i) such date is at least three business days after the date of such written notice and (ii) such date is not earlier than January 3, 1997 and not later than February 1, 1997 (the "Closing Date"). All actions at the Closing will be deemed to have taken place simultaneously and none of such actions will be considered completed until each such action have been completed or waived.

      8.2 Closing Deliveries by the Company, GEMC and Sellers. At the Closing, the Company, GEMC and Sellers shall deliver to Buyer:

            (a) Certificates of GEMC and Company respectively dated the Closing Date signed by an executive officer required to be delivered pursuant to Section 7.2(a).

            (b) Certificates of the Company and GEMC dated the Closing Date signed by the Secretary or Assistant Secretary certifying as to the Articles of Incorporation and Bylaws, actions taken by its board of directors and stockholders in connection with the transactions contemplated by this Agreement and the signature and incumbency of each officer executing on behalf of the Company and GEMC any of the transaction documents or any other instruments delivered pursuant thereto as required to be delivered pursuant to Section 7.2(j).

            (c) A certificate dated the Closing Date signed by the Chief Financial Officer of the Company certifying that the Company is not a "United States real property holding company" as defined in Section 897(c)(2) of the Code.

            (d) Certificate of Existence and other certificates and telegrams required to be delivered pursuant to Section 7.2(k).

            (e) Resolutions for both the Company and GEMC certified to by the Corporate secretary authorizing actions taken by the Company pursuant to this Agreement.

            (f) Stock certificates representing the Company Shares and the GEMC Shares;

            (g) The opinion of the Company's, GEMC's and Seller's counsel required to be delivered pursuant to Section 7.2(e);

            (h) The resignation of the directors and officers of the Company and of GEMC listed in Schedule 8.2 hereof;

            (i) The certified copies of the Certificate of Incorporation for the Company and GEMC required to be delivered pursuant to Section 7.2(1);

            (j) The stock books, stock ledgers, minute books, corporate seals and financial records and statements of the Company and GEMC;

            (k) The copies of the Bylaws for the Company and for GEMC required to be delivered pursuant to Section 7.2(m);

            (l) Executed Employment Agreements in the form attached hereto as Exhibit D;

            (m) Executed Consulting Agreement for Macpherson in the form attached as Exhibit E;

            (n) All consents pursuant to Section 6.5 and 6.22;

            (o) The 1996 Audited Statement; and

            (p) The fully executed Barudan Amendment.

      8.3 Closing Deliveries by Buyer and Parent. At the Closing, Buyer and Parent will deliver to the Company, GEMC and/or the Sellers, as appropriate:

            (a) Certificates dated the Closing Date of executive officers of Buyer and Parent required to be delivered pursuant to Section 7.2(a);

            (b) Certificate dated the Closing Date signed by the Secretary or Assistant Secretary of Buyer and by the Secretary or Assistant Secretary of Parent, certifying as to their respective certificate of incorporation and bylaws, actions taken by their respective board of directors in connection with the transactions contemplated by this Agreement and the signature and incumbency of the officers of Buyer and Parent executing on their behalf any of the transaction documents pursuant to Section 7.2(g);

            (c) Good Standing and other certificates and telegrams pursuant to
Section 7.2(h);

            (d) Resolutions of Buyer and Parent authorizing actions taken by Buyer and Parent pursuant to this Agreement;

            (e) Certified copies of the Certificate of Incorporation of Buyer and Parent pursuant to Section 7.2(j);

            (f) The opinion of counsel to Buyer and Parent required to be delivered pursuant to Section 7.2(d); and

            (g) Purchase Price pursuant to Section 2.2.

                                    ARTICLE 9

                                DEFAULT; REMEDIES

      9.1 Sellers/Company Breach. In the event Sellers, GEMC and/or Company shall be in default hereunder, prior to Closing, Buyer shall be entitled to all of its remedies available at law or in equity including without limitation the right to specific performance.

      9.2 Buyer/WG, Inc. Breach. In the event Buyer shall be in default hereunder, prior to Closing, Sellers', GEMC's and Company's sole remedy shall be entitlement to Five Hundred Thousand ($500,000.00) Dollars as and for liquidated damages. The parties hereto stipulate and agree that the measurement of such damages in such event would be difficult if not impossible to ascertain.

      9.3 Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey, without regard to principles of conflicts of law. Any and all suits, legal actions or proceedings against any party hereto arising out of this Agreement shall be brought in any United States Federal court sitting in New Jersey or, any other court of appropriate jurisdiction in New Jersey and each party hereby submits to and accepts the exclusive jurisdiction of such courts for the purpose of such suits, legal action or proceedings. Each party hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such suit, legal action or proceeding in any such court and hereby further waives any claim that any suit, legal action or proceeding brought in any such court has been brought in an inconvenient forum. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to the principles thereof regarding conflict of laws.

                                   ARTICLE 10

                                   TERMINATION

      10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, as follows:

            (a) by mutual agreement of Buyer and the Company, GEMC and Sellers;

            (b) by Buyer, if there has been a material breach by the Company, GEMC or Sellers of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company, GEMC or Seller;

            (c) by the Company, GEMC and Sellers if there has been a material breach by Buyer or Parent of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Buyer;

            (d) by Buyer or Sellers if the Closing shall not have taken place by February 1, 1997;

            (e) by Buyer if the Rule 144A Financing is not completed by the Closing Date as same may be extended, or, if at any time prior thereto, Buyer in its reasonable judgment, believes that the Rule 144A Financing will not be successfully completed prior to February 1, 1997;

            (f) by Buyer, Sellers, GEMC or the Company if any injunction, directive, or order of a competent Governmental Agency preventing the Closing shall have become issued, final and nonappealable or, in either party's reasonable, good faith judgment, shall render unlikely within a reasonable period of time the consummation of the Closing on the terms contemplated hereby;

            (g) by Buyer, Sellers, GEMC or the Company if any Governmental Agency shall have issued a temporary restraining order, preliminary injunction or permanent injunction or other order preventing the consummation of the Closing or any litigation shall be pending, the ultimate resolution of which is likely to (i) result in the issuance of such an order or injunction, or the imposition against the Company, GEMC, Sellers or Buyer of substantial damages if the Closing is consummated, (ii) prohibit

Buyer' ownership or operation of all or a material portion of its business, or to compel Buyer to dispose of or hold separate all or a material portion of its respective business or assets, as a result of the Closing, (iii) render Buyer, the Company or GEMC unable to consummate the Closing. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

            (h) by Buyer if the conditions to Closing set forth in Section 7.1 are not met; and

            (i) by the Company, GEMC and Sellers if the conditions to Closing set forth in Section 7.2 are not met.

    10.2 Liability for Termination. Except as otherwise specifically set forth in this Agreement in Section 10.3 below, in the event of a termination of this Agreement pursuant to any of the events or conditions set forth in this Section, no party shall be liable for any costs, charges, expenses or fees of any other party. In addition, in no event will any party to this Agreement be liable for special, consequential or indirect damages relating to or arising out of this Agreement, except for such damages arising out of actual fraud or intentional misrepresentation.

      10.3 Termination Liability. In the event: (a) Buyer terminates this Agreement pursuant to Section 10.1(h) above by reason of Company's, GEMC's or Seller's breach of any representation, warranty or covenant set forth in Articles 3, 4 and 6 above, or (b) Company, GEMC and Sellers terminate this Agreement pursuant to Section 10.1(i) above by reason of Buyer's breach of any representation, warranty or covenant set forth in Articles 5 and 6 above, then in such event the terminating party shall be entitled to its remedies as set forth in Article 9 hereof.

      10.4 Authorization. Where action is taken to terminate this Agreement pursuant to this Section, it shall be sufficient authorization for such action to be authorized by the Board of Directors of the party taking such action.

      10.5 Employees. In the event the transactions contemplated by this Agreement are not consummated, Buyer and Parent hereto agree that neither they, nor any of their affiliates, will solicit or hire any person employed by the Company or GEMC for a period of two (2) years from the date of this Agreement.

      10.6 Survival of Certain Provisions. In the event of termination of this Agreement as provided in this Section, this Agreement shall forthwith become void; provided, however, that the agreements contained or referred to in Sections 3.28, 5.4, 6.8, 6.9 and 10.5 will survive. Termination of this Agreement shall not limit the liability of any party except as otherwise provided in this Agreement.

                                   ARTICLE 11

                                 INDEMNIFICATION

      11.1  Indemnification by the Sellers.

            (a) From and after the date hereof and after the Closing Date subject to the limitations set forth in Section 12.4 hereof, the Sellers agree to indemnify and hold harmless Buyer from and against any and all losses, liabilities, damages, deficiencies, assessments, judgments, costs or expenses (including, without limitation, interest penalties and reasonable attorneys' fees and disbursements) (collectively "Claims") arising out of or based upon the breach or inaccuracy of any representation or warranty contained herein made by the Company, GEMC or Sellers, or the non-performance or breach by the Company, GEMC or Sellers of any covenant, term or provision to be performed by them or any of them hereunder. Sellers' liability under this Article 12 shall be joint and several.

            (b) Buyer's right to indemnification as provided in this Section
12.1 shall not be eliminated, reduced or modified in any way as a result of the fact that Buyer has been provided with access, as requested by Buyer, to officers and employees of the Company and GEMC and such of the Company's and GEMC's books, documents, contracts and records as has been provided to Buyer in response to Buyer's requests.

      11.2  Conditions of Indemnification by the Sellers.

            (a) Buyer (the "Indemnified Party") shall notify the party or parties liable for such indemnification (the "Indemnifying Party") in writing of any claim which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement. Such notice shall be given within a reasonable (taking into account the nature of the Claim) period of time after the Indemnified Party has actual knowledge thereof. The Indemnifying Party shall satisfy its obligations under this Article 11 within twenty (20) days after receipt of subsequent written notice from the Indemnified Party if an amount is specified therein, or promptly following receipt of subsequent written notice or notices specifying the amount of such Claim or additions thereto; provided, however, that for so long as the Indemnifying Party is in good faith defending a Claim pursuant to Section 11.1 hereof, its obligation to indemnify the Indemnified Party with respect thereto shall be suspended.

            (b) If the facts giving rise to any such indemnification involve any actual, threatened or possible Claim or demand by any person not a party to this Agreement against the Indemnified Party, the Indemnifying Party shall be entitled to contest or defend such Claim or demand at its expense and through counsel of its own choosing, which counsel shall be reasonably acceptable to the Indemnified Party, if the Indemnifying Party gives written notice of its intention to assume the contest and defense of such Claim or demand to the Indemnified Party as soon as practicable, but in no event more than thirty (30) days after receipt of the notice of Claim. The Indemnified Party shall have the obligation to cooperate in the defense of any such Claim or demand and the right, at is own expense, to participate in the defense of any Claim. So long as the Indemnifying Party is defending in good faith any such Claim or demand asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such Claim or demand. The Indemnifying Party shall have the right to settle or compromise any such claim or demand without consent of the Indemnified Party at any time utilizing its own funds to do so if in connection with such settlement or compromise the Indemnified Party is fully released by the third party and is paid in full any indemnification amounts due hereunder. In the event the Indemnified Party desires to settle any such claim which the Indemnifying Party has determined not to contest, the Indemnified Party shall advise the Indemnifying Party in writing of the amount it proposes to pay in settlement thereof (the "Proposed Settlement"). If such Proposed Settlement is unsatisfactory to the Indemnifying Party, it shall have the right, at its expense, to contest such Claim by giving written notice of such election to the Indemnified Party within thirty (30) days after the Indemnifying Party's receipt of the advice of the Proposed Settlement. If the Indemnifying Party does not deliver such written notice within thirty (30) days after receipt of such advice, or if the Indemnifying Party, after having given such notice to the Indemnified Party, fails to defend, settle or pay such Claim, the Indemnifying Party may offer the Proposed Settlement to the third party making such Claim. If the Proposed Settlement is not accepted by the party making such Claim, any new Proposed Settlement figure which the Indemnified Party may wish to present to the party making such Claim shall first be presented to the Indemnifying Party who shall have the right, subject to the conditions hereinabove set forth in this Section 12.2(b), to contest such Claim. The Indemnified Party shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession, or obtained by the Indemnified Party without undue burden, reasonably required by it for its use in contesting any third party claim or demand and shall otherwise cooperate, at the expense of the Indemnifying Party, in the defense thereof in such manner as the Indemnifying Party may reasonably request. Whether or not the Indemnified Party elects to defend such Claim or demand, the Indemnified Party shall have no obligation to do so.

      11.3 Obligation of Buyer and Parent to Indemnify. Buyer and Parent, jointly and severally, agree to indemnify, defend and hold harmless the Company, GEMC and Sellers from and against any Claims arising out of or based upon the breach or inaccuracy of any representation or warranty contained herein by Buyer or Parent or the nonperformance or breach by Buyer or Parent of any covenant, term or provision to be performed by parties hereunder.

      11.4 Limitations on Indemnification.

      The indemnification provided for in this Article shall be subject to the following limitations:

            (i) No party shall be obligated to pay any amounts for indemnification under this Article 11, until the aggregate amount for which all items and matters of indemnification have been claimed exceeds One Hundred Thousand Dollars ($100,000) (the "Basket Amount"), whereupon the Indemnifying Party shall be obligated to pay in full all amounts in excess of such Basket Amount due pursuant to this Article, provided however, that in no event shall the Indemnifying Party be required to pay or be liable under this Article for any Claims if, and to the extent that, as a result thereof the aggregate of all such indemnification payments with respect to Claims shall have exceeded Two Million Five Hundred Dollars ($2,500,000) ("Indemnity Limit").

            (ii) The Basket Amount and Indemnity Limit shall not apply to Sections 3.2, 3.3 and 4.1 hereof.

            (iii) The Indemnifying Party shall not be obligated to pay any amounts for indemnification hereunder relating to a Claim to the extent of
      (A) any tax benefit to the Indemnified Party therefrom, (B) any insurance proceeds and any indemnity, contribution or similar payment paid to the Indemnified Party or any affiliated corporations from any third party with respect thereto, and (C) any reserves provided for the Claim in question in the 1996 audited Financial Statements.

      11.5 Escrow for Indemnity.

            (a) At Closing, Buyer shall deposit Five Hundred Thousand ($500,000) Dollars (the "Escrow Amount") of the Purchase Price monies with Buyer's attorneys, Waters, McPherson, McNeill, P.C., 300 Lighting Way, Secaucus, New Jersey 07096 (the "Escrow Agent") to be held in escrow pursuant to the terms of an Escrow Agreement, in the form attached hereto as Exhibit H.

            (b) Escrow Agent shall deposit the Escrow Amount in an interest bearing trust account at a federal savings or commercial bank located in New Jersey and reasonably acceptable to Sellers. Escrow Agent shall have no liability should the bank selected subsequently become insolvent.

            (c) In the event that an Indemnification Claim(s) is made as to the Escrow Amount same shall be administered in accordance with the procedures set forth in the Escrow Agreement.

      11.6 Arbitration of Indemnity Disputes.

            (a) Any dispute between the parties hereto not involving third parties, with respect to this Article shall be resolved through binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

            (b) The arbitrator or arbitrators shall be selected as follows: In the event Buyer and Sellers agree on one arbitrator, the arbitration shall be conducted by such arbitrator. In the event Buyer and Sellers do not so agree, they shall each select one independent, qualified arbitrator and these two arbitrators shall select a third arbitrator. Buyer reserves the right to reject any individual arbitrator who shall be employed by or affiliated with a competing organization.

            (c) The arbitrators shall be retired federal court judges or state court appellate level judges and shall also have ten (10) years of commercial litigation experience.

            (d) The arbitrator or arbitrators, as the case may be, shall act by majority vote and shall be able to decree any and all relief of an equitable nature and shall also be able to award damages, with or without an accounting, costs, and reasonable attorneys' fees. The arbitrators shall have no authority to award punitive damages or any other damages not measured by the prevailing party's actual damages. The arbitrators shall specify the basis for any damage award and the types of damages awarded. The decision of the arbitrators shall be in writing, shall set forth the basis for their decision with respect to all matters and shall be final and binding on the parties and may be entered and enforced in any court of competent jurisdiction by either party. The award rendered by the arbitrators shall include costs of arbitration, reasonable attorneys' fees and reasonable costs for expert and other witnesses, and judgment on such award may be entered in any court having jurisdiction thereof.

            (e) All arbitration proceedings shall be conducted in Newark, New Jersey.

      11.7 Indemnity Limitations Periods. The obligations of Company, GEMC and Sellers pursuant to this Article 12, shall expire on the second anniversary date of the Closing Date except as to the representations and warranties of Company, GEMC and Sellers set forth in Sections 2.3, 3.1, 3.2, 3.3, 3.7, 3.28, 4.1, 4.2,
6.14 and 6.16 which shall survive until the expiration of the applicable statute of limitations period.

                                   ARTICLE 12

                               GENERAL PROVISIONS

      12.1 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      12.2 Extension: Waiver. At any time prior to the Closing, each of the Sellers and Buyer to the extent legally allowed, (a) may extend the time for the performance of any of the obligations or other acts of the other, (b) may waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and (c) may waive compliance with any of the agreements or conditions for the benefit of it contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by any party of any provision hereof or breach hereof shall not operate or be construed as the waiver of any other provision or any subsequent breach.

      12.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the same day if delivered personally,
(b) three business days after being mailed by registered or certified mail (return receipt request) as determined by reference to the postmark, (c) one business day if delivered by an overnight delivery service, or (d) on the same day if sent by facsimile, confirmation received, to the parties at the following addresses and facsimile numbers (or at such other address or number for a party as shall be specified by like notice):

      If to Buyer or Parent, to:

            Willcox & Gibbs, Inc.
            900 Milik Street
            Carteret, New Jersey  07008
            Attention:  John K. Ziegler
            Telephone:  (908) 541-6255
            Facsimile:  (908) 541-6249

      with copy (which will not constitute notice) to:

            Waters, McPherson, McNeill, P.C.
            300 Lighting Way
            Secaucus, New Jersey  07096
            Attention:  Charles J. Harriman, Esq.
            Telephone:  (201) 863-4400
            Facsimile:  (201) 863-2866
      if to the Company, GEMC or the Sellers to:

            Macpherson Meistergram, Inc.
            3517 West Wendover Avenue
            Greensboro, North Carolina
            Attention:  Mr. Neil A. Macpherson
            Telephone:  (910) 294-5165
            Facsimile:  (910) 855-0106

      with a copy (which will not constitute notice) to:

            Smith Helms Mulliss & Moore, L.L.P.
            300 North Greene Street
            Suite 1400
            Greensboro, North Carolina  27401
            Attention:  E. Kent Auberry, Esq.
            Telephone:  (910) 378-5200
            Facsimile:  (910) 379-9558

      12.4 Interpretation. When a reference is made in this agreement to Sections or Exhibits, such references shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation". The headings contained in this Agreement are for referenced purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      12.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties delivered pursuant hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and are not intended to confer upon any other person any rights or remedies hereunder except as otherwise expressly provided herein.

      12.6 No Transfer. This Agreement and the rights and obligations set forth herein may not be transferred or assigned by operation by law or otherwise without the consent of each party hereto except by Buyer to any of its affiliates or subsidiaries, provided that any such affiliate or subsidiary is owned 100% directly by Buyer. This agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      12.7 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

      12.8 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity on such party; and the exercise of any one remedy will not preclude the exercise of any other.

      12.9 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

    12.10 Variations in Pronouns. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

    12.11 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have signed this Stock Purchase Agreement as of the date first written above.

GEOFFREY E. MACPHERSON                  WG APPAREL, INC.
  CANADA, INC.

By: /s/ Neil Macpherson                 By: /s/ John K. Ziegler
   ----------------------------            ------------------------
    NEIL MACPHERSON                         JOHN K. ZIEGLER
    Chief Executive Officer                 Chief Executive Officer

                                        WILLCOX & GIBBS, INC.

                                       By: /s/ John K. Ziegler
                                          -------------------------
                                            JOHN K. ZIEGLER
                                            Chief Executive Officer

MACPHERSON MEISTERGRAM, INC.

By: /s/ Neil Macpherson
   ---------------------------
    NEIL MACPHERSON
    Chief Executive Officer

/s/ Neil Macpherson
-----------------------------------
NEIL MACPHERSON, Individually

/s/ Bridget Macpherson
-----------------------------------
BRIDGET MACPHERSON, Individually

/s/ Bridget M. Macpherson
-----------------------------------
BRIDGET M. MACPHERSON AS TRUSTEE UNDER THE MARK EDWARD MACPHERSON TRUST AGREEMENT DATED FEBRUARY 1, 1982

/s/ Ouida B. Brown
-----------------------------------
OUIDA B. BROWN AS TRUSTEE UNDER THE MARK EDWARD MACPHERSON TRUST NO. 2

/s/ Bridget M. Macpherson
-----------------------------------
BRIDGET M. MACPHERSON AS TRUSTEE UNDER THE KATHERINE EMMA MACPHERSON TRUST AGREEMENT DATED FEBRUARY 1, 1982

/s/ Ouida B. Brown
-----------------------------------
OUIDA B. BROWN AS TRUSTEE UNDER THE KATHERINE EMMA MACPHERSON TRUST NO. 2

/s/ Neil Macpherson
-----------------------------------
NEIL A. MACPHERSON AS TRUSTEE UNDER THE NICHOLAS IAN MACPHERSON TRUST
AGREEMENT

/s/ Ouida B. Brown
-----------------------------------
OUIDA B. BROWN AS TRUSTEE UNDER THE NICHOLAS IAN MACPHERSON TRUST NO. 2